Form 10-K, Exhibit 13
period 1997-12-31
RONSON CORP
filed 1998-03-25
CIK 84919

ANNUAL REPORT ON FORM 10-K

                    ITEM 8, ITEM 14 (a) (1) and (2), and (d)

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES


                          YEAR ENDED DECEMBER 31, 1997




                               RONSON CORPORATION

                              SOMERSET, NEW JERSEY

RONSON CORPORATION FIVE-YEAR SELECTED FINANCIAL DATA
----------------------------------------------------
Dollars (other than per share amounts) in thousands





                                          1997         1996         1995         1994         1993
                                        --------     --------     --------     --------     --------
Net sales .........................     $ 23,170     $ 25,454     $ 26,953     $ 25,583     $ 19,725

Earnings (loss) from
  continuing operations ...........          783          335        1,500        1,074         (821)

Total assets ......................       13,519       12,104       13,403       11,887        9,896

Long-term obligations .............        4,222        2,963        3,312        2,389        3,619

Per common share (3):
  Earnings (loss) from
       continuing operations (1,2):
       Basic ......................         0.26         0.09         0.77         0.52        (0.59)
       Diluted ....................         0.25         0.09         0.57         0.42        (0.59)


(1)  Prior  years  have  been  restated  to  include  the  dilutive   effect  of
     outstanding stock options in accordance with SFAS #128.

(2) Basic Earnings (Loss) per Common Share assumes no conversion of preferred shares to common shares and Diluted Earnings (Loss) per Common Share assumes full conversion of all preferred shares to common and includes the dilutive effect of outstanding stock options. The assumed conversion of preferred shares to common and the exercise of stock options were anti-dilutive for the years ended December 31, 1993 and 1996, and, therefore, they were excluded from the computation of Diluted Earnings
     (Loss) per Common Share for those years.

(3) No dividends on common stock were declared or paid during the five years ended December 31, 1997.

   FORM 10-K -- ITEM 14 (a) (1) and (2)

   RONSON CORPORATION AND ITS WHOLLY OWNED SUBSIDIARIES

   LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES


   The following consolidated financial statements of Ronson Corporation and its wholly owned subsidiaries are included in Item 8:


         Consolidated Balance Sheets - December 31, 1997 and 1996

         Consolidated Statements of Operations - Years Ended
                  December 31, 1997, 1996 and 1995

         Consolidated  Statements of Cash Flows - Years Ended
                  December 31, 1997, 1996 and 1995

         Notes to Consolidated Financial Statements

   The  following   consolidated   financial   statement   schedules  of  Ronson
   Corporation and its wholly owned subsidiaries to be included in Item 14(d) will be filed by the Company by amendment before April 30, 1998.


         Schedule I                 Condensed Financial Information
                                            of Company

         Schedule II                Valuation and Qualifying Accounts

                          INDEPENDENT AUDITORS' REPORT


   The Board of Directors and Stockholders
   Ronson Corporation

   We have audited the accompanying consolidated balance sheets of Ronson Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ronson Corporation and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


   /s/DEMETRIUS & COMPANY, L.L.C.
   -----------------------------
   DEMETRIUS & COMPANY, L.L.C.

   Wayne, New Jersey
   March 11, 1998

RONSON CORPORATION AND ITS WHOLLY OWNED SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
---------------------------
Dollars in thousands

                             ASSETS
                             ------

                                                                   December 31,
                                                               -------------------
                                                                1997        1996*
                                                               -------     -------
CURRENT ASSETS:
Cash .....................................................     $    32     $   116
Accounts receivable, less allowances for doubtful accounts
  of: 1997, $76; 1996, $64 ...............................       1,865       1,617

Inventories:
  Finished goods .........................................       2,260       2,428
  Work in process ........................................          62         160
  Raw materials ..........................................         695         520
                                                               -------     -------
                                                                 3,017       3,108
Other current assets .....................................         527         439

Current assets of discontinued operations ................         387         358
                                                               -------     -------
      TOTAL CURRENT ASSETS ...............................       5,828       5,638


PROPERTY, PLANT AND EQUIPMENT:
Land .....................................................          19          19
Buildings and improvements ...............................       3,742       3,638
Machinery and equipment ..................................       7,071       6,028
Construction in progress .................................          61          55
                                                               -------     -------
                                                                10,893       9,740

Less accumulated depreciation and amortization ...........       5,424       5,232
                                                               -------     -------
                                                                 5,469       4,508


INTANGIBLE PENSION ASSETS ................................         320         357

OTHER ASSETS .............................................         843         775


OTHER ASSETS OF DISCONTINUED OPERATIONS ..................       1,059         826
                                                               -------     -------
                                                               $13,519     $12,104
                                                               =======     =======

See notes to consolidated financial statements.
* Reclassified for comparability.

RONSON CORPORATION AND ITS WHOLLY OWNED SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
---------------------------
Dollars in thousands (except share data)


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------


                                                                       December 31,
                                                               -------------------------
                                                                  1997             1996
                                                               --------          -------
CURRENT LIABILITIES:
Short-term debt .............................................  $  2,713        $   2,084
Current portion of long-term debt ...........................       368              598
Current portion of lease obligations ........................        91              108
Accounts payable ............................................     1,431            1,477
Accrued expenses ............................................     1,724            1,911
Current liabilities of discontinued operations ..............     1,106            1,753
                                                               --------          -------
     TOTAL CURRENT LIABILITIES ..............................     7,433            7,931

LONG-TERM DEBT ..............................................     3,561            2,352

LONG-TERM LEASE OBLIGATIONS .................................       183              250

PENSION OBLIGATIONS .........................................       394              268

OTHER LONG-TERM LIABILITIES .................................        36               36

LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS ............        48               57

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, no par value, authorized 5,000,000 shares:
  12% cumulative convertible, $0.01 stated value, outstanding
  1997, 36,518 and 1996, 837,595 ............................        --                8

  Common stock par value $1

RONSON CORPORATION AND ITS WHOLLY OWNED SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
---------------------------
Dollars in thousands (except share data)(continued)


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------


                                                                                                 December 31,
                                                                                          -------------------------
                                                             1997           1996            1997             1996
                                                         ----------     ----------        --------          -------
    Authorized shares................................... 11,848,106     11,848,106
    Reserved shares.....................................    139,618        941,445
    Issued (including treasury).........................  3,225,607      1,863,939            3,226            1,864

  Additional paid-in capital............................                                     28,991           30,345
  Accumulated deficit...................................                                    (27,153)         (27,936)
  Unrecognized net loss on pension plans................                                     (1,545)          (1,441)
  Cumulative foreign currency translation adjustment....                                        (61)             (36)
                                                                                           --------         --------
                                                                                              3,458            2,804
  Less cost of treasury shares:
    1997, 62,332 and 1996, 62,105 common shares.........                                      1,594            1,594
                                                                                           --------         --------
    TOTAL STOCKHOLDERS' EQUITY..........................                                      1,864            1,210
                                                                                           --------         --------
                                                                                           $ 13,519         $ 12,104
                                                                                           ========         ========

  See notes to consolidated financial statements.

RONSON CORPORATION AND ITS WHOLLY OWNED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------
Dollars in thousands (except per share data)



                                                              Year Ended December 31,
                                                       -----------------------------------
                                                          1997        1996 *       1995 *
                                                       --------     --------      --------
NET SALES ........................................     $ 23,170     $ 25,454      $ 26,953
                                                       --------     --------      --------
Cost and expenses:
  Cost of sales ..................................       14,504       16,522        18,216
  Selling, shipping and advertising ..............        3,613        3,650         3,340
  General and administrative .....................        3,384        3,196         3,141
  Depreciation and amortization ..................          490          551           544
                                                       --------     --------      --------
                                                         21,991       23,919        25,241
                                                       --------     --------      --------
EARNINGS FROM CONTINUING OPERATIONS BEFORE
  INTEREST AND OTHER ITEMS .......................        1,179        1,535         1,712
                                                       --------     --------      --------
Other expense:
  Interest expense ...............................          523          762           541
  Other-net ......................................          107          567           168
                                                       --------     --------      --------
                                                            630        1,329           709
                                                       --------     --------      --------
EARNINGS FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES ............................          549          206         1,003

Income tax benefits-net ..........................          234          129           497
                                                       --------     --------      --------
EARNINGS FROM CONTINUING OPERATIONS ..............          783          335         1,500
                                                       --------     --------      --------

Loss from discontinued operations (net of current
  tax benefit of:  1997, $132;  and deferred
  income tax benefits of:  1996, $180; 1995, $110)         --         (1,190)         (860)
                                                       --------     --------      --------

NET EARNINGS (LOSS) ..............................     $    783     $   (855)     $    640
                                                       ========     ========      ========

RONSON CORPORATION AND ITS WHOLLY OWNED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------
Dollars in thousands (except per share data)(continued)



                                                              Year Ended December 31,
                                                       -----------------------------------
                                                          1997        1996 *       1995 *
                                                       --------     --------      --------
EARNINGS (LOSS) PER COMMON SHARE:

Basic:
  Earnings from continuing operations ............     $   0.26     $   0.09      $   0.77
  Loss from discontinued operations ..............         --          (0.66)        (0.50)
                                                       --------     --------      --------
  Net earnings (loss) ............................     $   0.26     $  (0.57)     $   0.27
                                                       ========     ========      ========
Diluted:
  Earnings from continuing operations ............     $   0.25     $   0.09      $   0.57
  Loss from discontinued operations ..............         --          (0.66)        (0.33)
                                                       --------     --------      --------
  Net earnings (loss) ............................     $   0.25     $  (0.57)     $   0.24
                                                       ========     ========      ========

See notes to consolidated financial statements.
* Reclassified for comparability.

RONSON CORPORATION AND ITS WHOLLY OWNED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------
Dollars in thousands

                                                                Year Ended December 31,
                                                        ---------------------------------
                                                          1997         1996 *      1995 *
                                                        -------      -------      -------
Cash Flows from Operating Activities:
Net earnings (loss) ...............................     $   783      $  (855)     $   640
Adjustments to reconcile net earnings (loss) to net
   cash provided by (used in) operating activities:
   Depreciation and amortization ..................         490          551          544
   Deferred income tax benefits ......................     (225)        (390)        (686)
   Increase (decrease) in cash from changes in:
      Accounts receivable .........................        (248)         323         (243)
      Inventories .................................         737        1,412       (1,424)
      Other current assets ........................         (73)         133           61
      Accounts payable ............................         (46)          49         (265)
      Accrued expenses ............................         (72)         (84)        (294)
   Net change in pension-related accounts .........         (56)         (30)      (1,669)
   Other ..........................................          57          137          389
   Discontinued operations ........................        (791)         685          357
                                                        -------      -------      -------
      Net cash provided by (used in) operating
         activities ...............................         556        1,931       (2,590)
                                                        -------      -------      -------
Cash Flows from Investing Activities:
      Net cash used in investing activities,
         capital expenditures .....................      (2,138)        (504)        (494)
                                                        -------      -------      -------

Cash Flows from Financing Activities:
Proceeds from long-term debt ......................       2,085          400        1,563
Proceeds from short-term debt .....................       1,431        1,847        8,818
Proceeds from exercise of stock options ...........        --             80           31
Payments of long-term debt ........................        (970)        (665)        (545)
Payments of long-term lease obligations ...........        (110)         (78)         (60)
Payments of short-term debt .......................        (938)      (2,959)      (6,845)
                                                        -------      -------      -------
       Net cash provided by (used in)
          financing activities .....................      1,498       (1,375)       2,962
                                                        -------      -------      -------
Net increase (decrease) in cash ...................         (84)          52         (122)

Cash at beginning of year .........................         116           64          186
                                                        -------      -------      -------

Cash at end of year ...............................     $    32      $   116      $    64
                                                        =======      =======      =======

See notes to consolidated financial statements.
* Reclassified for comparability.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Principles of Consolidation - The consolidated financial statements include the accounts of Ronson Corporation (the "Company") and its subsidiaries, all of which are wholly owned. Its principal subsidiaries are Ronson Consumer Products Corporation ("RCPC"), Woodbridge, New Jersey; Ronson Corporation of Canada, Ltd. ("Ronson-Canada"), Mississauga, Ontario, Canada (together "Ronson Consumer Products"); Ronson Aviation, Inc. ("Ronson Aviation"), Trenton, New Jersey; and Prometcor, Inc., ("Prometcor"), formerly known as Ronson Metals Corporation, Newark, New Jersey. All significant intercompany accounts and transactions have been eliminated in consolidation.

         Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

         Property and Depreciation - Property, plant and equipment are carried at cost and are depreciated over their estimated useful lives using the straight-line method. Capitalized leases are amortized over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over their estimated useful lives or the remaining lease terms, whichever is shorter. At December 31, 1997, aircraft and other related costs utilized by Ronson Aviation in its charter operations and held for more than one year were classified as property, plant and equipment. The term notes payable secured by the above-mentioned aircraft were also classified as long-term debt. Certain information in the prior year's balance sheets and statements of operations and cash flows have been reclassified for comparability. The reclassification had no effect on earnings (loss).

         Inventories - Inventories, other than aircraft, are valued at the lower of average cost or market. Aircraft inventory is carried at the lower of cost, specific identification, or market.

         Foreign Currency Translation - All balance sheet accounts of the Company's foreign subsidiary, Ronson-Canada, are translated at the current exchange rate as of the end of the year. All income statement accounts are translated at average currency exchange rates. Stockholders' Equity accounts are translated at historical exchange rates. The resulting translation adjustment is recorded as a separate component of Stockholders' Equity. Transaction gains and losses are not significant in the periods presented.

         Fair Value of Financial Instruments - The Company has adopted Statement of Financial Accounting Standards ("SFAS") #107 "Disclosures about Fair Value of Financial Instruments" which requires all entities to disclose the fair value of financial instruments for which it is practicable to estimate fair value.

         The Company's financial instruments include cash, accounts receivable, accounts payable, accrued expenses and other current liabilities and long-term debt. The book values of cash, accounts receivable, accounts payable and accrued expenses and other current liabilities are representative of their fair values due to the short-term maturity of these instruments. The book value of the Company's long-term debt is considered to approximate its fair value, based on current market rates and conditions.

         Research and Development Costs - Costs of research and new product development are charged to operations as incurred and amounted to approximately $141,000, $134,000 and $135,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

         Advertising Costs - Costs of advertising are expensed as incurred and amounted to approximately $446,000, $561,000 and $258,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

         Income Taxes - In accordance with SFAS #109, "Accounting for Income Taxes", in 1997, 1996 and 1995, the Company recorded net deferred income tax assets of $225,000, $390,000 and $686,000, respectively.

         Per Common Share Data - Basic Earnings (Loss) per Common Share was computed by dividing earnings (loss) less cumulative preferred dividends by the weighted average number of common shares outstanding.

         Diluted Earnings (Loss) per Common Share was computed by dividing earnings (loss) by the weighted average number of common shares outstanding, including the assumed conversion of the preferred shares into common shares and the dilutive effect of the outstanding stock options.

         The weighted average number of shares used for these computations was as follows:

                                                 Year Ended December 31,
                                            1997         1996        1995
                                          ---------    ---------   ---------
        Average number of common shares:
         Basic                            2,957,995    1,791,535   1,719,867
         Diluted (1)                      3,130,093    2,641,160   2,613,577

          (1) The years ended December 31, 1996 and 1995, have been restated to include the dilutive effect of outstanding stock options in accordance with SFAS #128.



         Stock Options - The Company has elected to follow Accounting Principles Board Opinion #25, "Accounting for Stock Issued to Employees" (APB #25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS #123, "Accounting for Stock-Based Compensation", requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB #25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

         Recent   Accounting   Pronouncements  -  In  June  1997  the  Financial
   Accounting Standards Board issued SFAS #130, "Reporting Comprehensive Income", and SFAS #131, "Disclosures about Segments of an Enterprise and Related Information", both of which are effective for fiscal years beginning after December 15, 1997. The Company will adopt SFAS #130 and SFAS #131 in 1998 as required. SFAS #130 and SFAS #131 will affect the Company's reporting of the Unrecognized Net Loss on Pension Plans, the Cumulative Foreign Currency Translation Adjustment, and information regarding the Company's operating segments. Implementation of these statements will not have a material effect on the Company's financial condition or results of operations.

   Note 2.  DISCONTINUED OPERATIONS:

         In December 1989 the Company adopted a plan to discontinue the operations in 1990 of one of its New Jersey facilities, Ronson Metals Corporation, subsequently renamed Prometcor, and to comply with the New Jersey Environmental Industrial Site Recovery Act ("ISRA") (formerly ECRA) and all other applicable laws. As part of the plan to sell the properties of the Prometcor discontinued operations, Prometcor has also been involved in the termination of its United States Nuclear Regulatory Commission ("NRC") license. The total costs and expenses related to terminating the Prometcor operations, less the expected gain from the eventual sales of Prometcor's assets, have been projected to be approximately $4,260,000. These costs and expenses consisted of: termination of Prometcor's operations; maintenance of the Prometcor property; and completion of compliance by Prometcor with environmental regulations. In the fourth quarters of 1996, 1995, 1993, 1992, 1991 and 1990; the amounts of $1,370,000, $970,000, $625,000, $200,000,
   $520,000 and $575,000, respectively, (which total $4,260,000) were charged against the Company's Loss from Discontinued Operations, prior to deferred income tax benefits. These charges between the beginning of 1990 and year end 1996 were due primarily to: costs incurred; previously projected costs related to compliance with the New Jersey Department of Environmental Protection ("NJDEP") requirements; NRC related activities; and the extended period of time previously projected for NJDEP and NRC clearance. The liability for these costs and expenses recorded in the financial statements at December 31, 1997, was considered adequate by the Company, based upon: the results of testing completed; NJDEP and NRC comments; and reports to the Company by its environmental counsel and environmental consultants.

         Although the Company believes it has accrued for all future costs at Prometcor, the full extent of the costs and time required is not determinable until additional sampling and remediation, if any, has been completed and accepted by the NJDEP and by the NRC.

         Prometcor is being accounted for as a discontinued operation, and, accordingly, its operating results are reported in this manner in all years presented in the accompanying Consolidated Statements of Operations and other related operating statement data.

         The assets and liabilities of Prometcor are reflected in the Consolidated Balance Sheets under assets and liabilities of discontinued operations. At December 31, 1997, Other Assets of Discontinued Operations consisted primarily of land and buildings and net deferred income tax assets of Prometcor. The Current Liabilities of Discontinued Operations and Long-Term Liabilities of Discontinued Operations at December 31, 1997, consisted principally of $902,000 of accrued costs related to the environmental compliance of Prometcor and accrued costs related to discontinuance of Prometcor.


   Note 3.  INCOME TAXES:

         At December 3l, 1997, the Company had, for federal income tax purposes, net operating loss carryforwards of approximately $11,350,000, expiring as follows: $4,000,000 in 1998; $2,800,000 in 1999; $800,000 in 2000 to 2001;
   $1,750,000 in 2005 to 2007; and $2,000,000 in 2009 to 2012.

         In addition, the Company had approximately $63,000 of available investment tax credit carryforwards expiring as follows: $20,000 in 1998; $32,000 in 1999 and $11,000 in 2000. In accordance with provisions enacted in the Tax Reform Act of 1986, the investment tax credit carryforwards available for future periods have been reduced by 35%. The Company also had available alternative minimum tax credit carryforwards of approximately $60,000.

         The income tax benefits (expenses) consisted of the following (in thousands):

                                                    Year Ended December 31,
                                                    1997     1996    1995
                                                    ----     ----    ----
   Current:
          Federal. . . . . . . . . . . . . . . . . $  --    $  --   $  --
          State. . . . . . . . . . . . . . . . . .   141      (81)    (79)
                                                   -----    -----   -----
                                                     141      (81)    (79)
                                                   -----    -----   -----
   Deferred:
          Federal. . . . . . . . . . . . . . . . .   170      342     557
          State. . . . . . . . . . . . . . . . . .    55       48     129
                                                   -----    -----   -----
                                                     225      390     686
                                                   -----    -----   -----
                                                     366      309     607
   Allocated to discontinued operations. . . . . .   132      180     110
                                                   -----    -----   -----
          Income tax benefits-net. . . . . . . . . $ 234    $ 129   $ 497
                                                   =====    =====   =====

         The reconciliation of estimated income taxes attributed to continuing operations at the United States statutory tax rate to reported income tax benefits (expenses) is as follows (in thousands):

                                                   Year Ended December 31,
                                                    1997     1996    1995
                                                    ----     ----    ----
   Tax expense amount computed using
     statutory rate. . . . . . . . . . . . . . . . $(187)   $ (70)  $(341)
   State taxes, net of federal benefit . . . . . .   (93)     (53)    (52)
   Operations outside the US . . . . . . . . . . .     2        4     100
   Recognition of deferred income tax assets:
     Federal . . . . . . . . . . . . . . . . . . .   170      162     447
     State . . . . . . . . . . . . . . . . . . . .    55       48     129
   Discontinued operations and other . . . . . . .   287       38     214
                                                   -----    -----   -----
   Income tax benefits-net . . . . . . . . . . . . $ 234    $ 129   $ 497
                                                   =====    =====   =====

         The tax effects of temporary  differences that give rise to significant
   portions  of  the  deferred   income  tax  assets  and  deferred  income  tax
   liabilities are presented below (in thousands):

                                                                December 31,
                                                               1997    1996
                                                              ------  ------

    Deferred income tax assets:
      Inventories,  principally  due to  additional  costs
        inventoried  for tax purposes  pursuant to the
        Tax Reform Act of 1986 and valuation reserves
        for financial reporting purposes. . . . . . . . . . . $  167  $  221
      Compensated absences, principally due to accrual for
        financial reporting purposes. . . . . . . . . . . . .    115     108
      Compensation, principally due to accrual
        for financial reporting purposes. . . . . . . . . . .     93     157
      Accrual of discontinued operations costs, principally
        related to compliance with NJDEP and NRC
        requirements. . . . . . . . . . . . . . . . . . . . .    360     562
      Net operating loss carryforwards. . . . . . . . . . . .  4,452   4,783
      Investment tax credit carryforwards . . . . . . . . . .     63      83
      Other . . . . . . . . . . . . . . . . . . . . . . . . .    187     125
                                                              ------  ------
        Total gross deferred income tax assets. . . . . . . .  5,437   6,039
        Less valuation allowance. . . . . . . . . . . . . . .  3,059   4,035
                                                              ------  ------
        Net deferred income tax assets. . . . . . . . . . . .  2,378   2,004
                                                              ------  ------
    Deferred income tax liabilities:
      Pension expense, due to contributions in excess of
        net accruals. . . . . . . . . . . . . . . . . . . . .    570     542
      Other . . . . . . . . . . . . . . . . . . . . . . . . .    153      32
                                                              ------  ------
        Total gross deferred income tax liabilities . . . . .    723     574
                                                              ------  ------
        Net deferred income taxes . . . . . . . . . . . . . . $1,655  $1,430
                                                              ======  ======

         A valuation allowance is provided when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. A valuation allowance has been established based on the likelihood that a portion of the deferred income tax assets will not be realized. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Management has assessed the Company's recent operating earnings history and expected future earnings. Based on these past and future earnings, on the expected completion of compliance by Prometcor with environmental regulations and on tax planning strategies, although realization is not assured, management believes it is more likely than not that $2,378,000 of the deferred income tax asset will be realized. The ultimate realization of the deferred income tax asset will require aggregate taxable income of approximately $3,600,000 in the years prior to the expiration of the net operating loss carryforwards in 2012. The amount of the deferred income tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. A portion of the deferred income tax asset is the result of a tax planning strategy for state income tax purposes of merging certain of the Company's subsidiaries resulting in realization of net operating loss carryforwards. The valuation allowance was reduced from $4,035,000 at December 31, 1996, to $3,059,000 at December 31, 1997, but was increased from $3,902,000 at December 31, 1995, to $4,035,000 at December 31, 1996.

         Of the net deferred income tax assets, approximately $269,000 were classified as current and $1,386,000 were classified as non-current at December 31, 1997.

   Note 4.  SHORT-TERM DEBT:

            Composition (in thousands):

                                                             December 31,
                                                           1997       1996
                                                         -------   -------
        Revolving loans (a). . . . . . . . . . . . . . . $ 2,170   $ 1,086
        Notes payable, commercial finance companies (b).     543       998
                                                         -------   -------
        Total short-term debt. . . . . . . . . . . . . . $ 2,713   $ 2,084
                                                         =======   =======


         (a) In January 1995 RCPC entered into an agreement with Summit Bank ("Summit") for a Revolving Loan and a Term Loan (refer to Note 5(b) below regarding the Term Loan). On March 6, 1997, RCPC and Summit extended RCPC's Revolving Loan by over three years to June 30, 2000. The extended agreement also amended certain other terms of the Revolving Loan agreement. The Revolving Loan of $2,047,000 at December 31, 1997, provides a line of credit up to $2,500,000 (an increase in 1997 of $500,000 from the prior $2,000,000)
   to RCPC based on accounts receivable and inventory. The balance available under the Revolving Loan is determined by the level of receivables and inventory. The Revolving Loan currently bears interest at the rate of 1.5% above Summit's prime rate (8.5% at December 31, 1997). Prior to the 1997 amendment, the interest rate on the loan was 2% above Summit's prime rate. The Revolving Loan is payable on demand under an agreement which expires June 30, 2000. The Revolving Loan and Term Loan are secured by the accounts receivable, inventory and machinery and equipment of RCPC; a second mortgage on the land, buildings and improvements of RCPC; and the guarantee of the Company. At December 31, 1997, RCPC also had outstanding Letters of Credit of $50,000. The Summit agreement also has restrictive covenants which, among other things, limit the transfer of assets between the Company and its subsidiaries.

         In July 1997 RCPC and Summit amended the Revolving Loan agreement to provide $400,000 in additional loan availability. The $400,000 additional available loan is being reduced in monthly amounts of $14,583 from October 1997 to March 1998 and $20,833 from April 1998 to June 1999. The outstanding amount under the agreement for the additional available loan of $356,000 as of December 31, 1997, is included in the balance of the Revolving Loan in the paragraph above.

         In November 1995 Ronson-Canada entered into an agreement with Canadian Imperial Bank of Commerce ("CIBC") for a line of credit of C$250,000. In 1997 Ronson-Canada and CIBC extended Ronson-Canada's Revolving Loan to 1998. The extended agreement also amended certain other terms of the Revolving Loan agreement. The Revolving Loan balance of $123,000 (C$176,000) at December 31, 1997, by Ronson-Canada under the line of credit is secured by the accounts receivable and inventory of Ronson-Canada, and the amounts available under the line are based on the level of accounts receivable and inventory. The loan bears interest at the rate of 1.5% (down from the prior 2%) over the CIBC prime rate (6% at December 31, 1997). The line of credit, payable on demand, is guaranteed by the Company. The CIBC agreement has restrictive covenants which, among other things, limit the transfer of assets from Ronson-Canada to RCPC and the Company.

         Based on the amount of the loans outstanding and the levels of accounts receivable and inventory at December 31, 1997, Ronson Consumer Products had unused borrowings available at December 31, 1997, of about $60,000 under the Summit and CIBC lines of credit described above. (Refer to Note 5 below for information regarding the book value of assets pledged as collateral for the debt in (a) above.)

         (b) At December 31, 1997, the notes payable, commercial finance companies, consisted of notes payable by Ronson Aviation as follows: 1) $346,000 due to Raytheon Aircraft Credit Corp.; 2) $31,000 due to Cessna Finance Corporation ("Cessna"); and 3) $166,000 due to Green Tree Financial Servicing Corporation ("Green Tree"). Notes payable to these commercial finance companies by Ronson Aviation are each collateralized by specific aircraft, and the notes are repaid from the proceeds from the sale of the aircraft. The notes bear interest at rates of 1% to 1.75% over the prime rate except that the Green Tree notes bear interest at the rate of 11%. The notes are secured by aircraft inventory of Ronson Aviation with a book value of $650,000 at December 31, 1997, and the notes due to Cessna are guaranteed by the Company.

         On August 28, 1997, Ronson Aviation entered into an agreement with Summit for a Revolving Loan and a Term Loan (refer to Note 5(b) below regarding the Term Loan). The Revolving Loan, which had not yet been utilized at December 31, 1997, provides a line of credit up to $400,000 to Ronson Aviation based on the level of its accounts receivable. The Revolving Loan currently bears interest at the rate of 1.5% above Summit's prime rate (8.5% at December 31, 1997) and is payable on demand under an agreement which expires August 31, 2000. The Revolving Loan and Term Loan are secured by the accounts receivable, inventory and machinery and equipment of Ronson Aviation, and the guarantees of the Company and RCPC. The Summit agreement also contains restrictive covenants.

         Ronson Aviation had no outstanding loans under the new Summit Revolving Loan. Based on the level of accounts receivable, Ronson Aviation had unused borrowings of about $270,000 under the Summit line of credit at December 31, 1997.

         At December 31, 1997, the weighted average interest rate for the total short-term debt was 9.89%.

   Note 5.  LONG-TERM DEBT:

            Composition (in thousands):                       December 31,
                                                            1997       1996
                                                          -------    -------
          Mortgage loan payable, Summit (a) . . . . . . . $ 1,248    $ 1,276
          Term notes payable, Summit (b). . . . . . . . .     296        100
          Mortgage loan payable, BONY/NCD . . . . . . . .      --        348
          Notes payable, bank (c) . . . . . . . . . . . .   2,385      1,076
          Other . . . . . . . . . . . . . . . . . . . . .      --        150
                                                          -------    -------
                                                            3,929      2,950
          Less portion in current liabilities . . . . . .     368        598
                                                          -------    -------
          Balance of long-term debt . . . . . . . . . . . $ 3,561    $ 2,352
                                                          =======    =======

         (a) On December 1, 1995, the Company and RCPC entered into a Mortgage Loan agreement with Summit in the original amount of $1,300,000. The loan with a balance of $1,248,000 at December 31, 1997, is secured by a first mortgage on the land, buildings and improvements of RCPC and is payable in sixty monthly installments of $11,589, including interest, and a final installment on December 1, 2000, of $1,155,000. The loan bears interest at a fixed rate of 8.75%.

         (b) In January 1995 RCPC entered into a Term Loan agreement with Summit in the original amount of $225,000. The Term Loan with a balance of $25,000 at December 31, 1997, is payable in monthly installments of $6,250 plus interest through April 1998, and the Term Loan bears interest at the rate of 2% over the prime rate. (Refer to Note 4(a) above.)

         In August 1997 Ronson Aviation entered into a Term Loan agreement with Summit in the original amount of $285,000. The Term Loan with a balance of $271,000 at December 31, 1997, is payable in twenty-four monthly installments of $4,750 plus interest from October 1, 1997, and a final installment on September 30, 1999, of $171,000. The Term Loan bears interest at the rate of 1.5% above Summit's prime rate. (Refer to Note 4(b) above.) The proceeds of the Term Loan were used to repay the balance remaining of the prior mortgage loan due from Ronson Aviation to Bank of New York/National Community Division ("BONY/NCD").

         (c) The notes payable, bank, consisted of five term loans payable by Ronson Aviation to Summit. The notes bear interest at the rate of 1.5% over the prime rate, are collateralized by specific aircraft with a net book value of $3,110,000 at December 31, 1997, and are guaranteed by the Company. Two of the notes in the amount of approximately $599,000 at December 31, 1997, are payable in monthly installments totalling $6,375 plus interest through October 2000 with a final payment of about $383,000 on October 5, 2000. The other three notes in the amount of approximately $1,786,000 at December 31, 1997, are payable in monthly installments totalling $15,008 plus interest through November 2002 with a final payment of about $900,000 on December 20, 2002.

         At December 31, 1997, fixed assets with a net book value of $4,648,000 and accounts receivable and inventories of $5,009,000 are pledged as collateral for the debt detailed in Notes 4 and 5 above.

         Net assets of consolidated subsidiaries, excluding intercompany accounts, amounted to approximately $2,440,000 at December 31, 1997, of which approximately $2,400,000 was restricted as to transfer to the Company and its other subsidiaries due to various covenants of their debt agreements at December 31, 1997.

         Long-term debt matures during the next five years as follows: 1998, $368,000; 1999, $502,000; 2000, $1,813,000; 2001, $180,000; and 2002,
   $1,066,000.


   Note 6.  LEASE OBLIGATIONS:

         Lease expenses in continuing operations, consisting principally of office and warehouse rentals, totalled $476,000, $539,000 and $468,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Sublease income amounted to $27,000, $168,000 and $142,000 for the same periods, respectively.

         At December 31, 1997, the Company's future minimum lease payments under operating and capitalized leases with initial or remaining noncancellable lease terms in excess of one year are presented in the table below (in thousands):

                                                  Operating     Capitalized
                                       Total        Leases         Leases
                                     -------      --------       --------
       Year Ending December 31:
       1998 . . . . . . . . . . .    $   421      $    304       $    117
       1999 . . . . . . . . . . .        372           255            117
       2000 . . . . . . . . . . .        316           231             85
       2001 . . . . . . . . . . .         93            93             --
       2002 . . . . . . . . . . .          1             1             --
                                     -------      --------       --------
       Total Obligations. . . . .    $ 1,203      $    884            319
                                     =======      ========
       Less:  Amount representing
              interest. . . . . .                                      45
                                                                 --------
       Present value of capitalized
          lease obligations . . .                                $    274
                                                                 ========

         Capitalized lease property included in the Consolidated Balance Sheets is presented below (in thousands):

                                                    December 31,
                                                 1997       1996
                                                -----      -----
       Machinery and equipment . . . . . . . .  $ 613      $ 574
       Less accumulated amortization . . . . .    141         90
                                                -----      -----
                                                $ 472      $ 484
                                                =====      =====

   Note 7.  RETIREMENT PLANS:

         The Company and its subsidiaries have several trusteed retirement plans covering substantially all employees. The Company's funding policy is to make minimum annual contributions as required by applicable regulations. Plans covering union members generally provide benefits of stated amounts for each year of service. The Company's salaried pension plan provides benefits using a formula which is based upon employee compensation. On June 30, 1985, the Company amended its salaried pension plan so that benefits for future service would no longer accrue. A defined contribution plan was established on July 1, 1985, in conjunction with the amendments to the salaried pension plan.

         The following table sets forth the plans'  aggregate  funded status and
   amounts  recognized  in  the  Company's   Consolidated   Balance  Sheets  (in
   thousands):

                                                            December 31,
                                                           1997      1996
                                                         -------   -------
        Accumulated benefit obligation, including vested
          benefits of: 1997, $4,704; 1996, $4,596.  .  . $ 4,709   $ 4,599
        Less plan assets at fair value  .  .  .  .  .  .   4,185     4,085
                                                         -------   -------
        Accumulated benefit obligation in excess of
          plan assets  .  . .  .  .  .  .  .  .  .  .  .    (524)     (514)
        Unrecognized net obligation at 1/1/85 being
          recognized over 15 to 18 years.  .  .  .  .  .     156       193
        Unrecognized prior service cost .  .  .  .  .  .     164       164
        Unrecognized net loss from past experience
          different from that assumed and effects of
          changes in assumptions  .  .  .  .  .  .  .  .   1,545     1,441
                                                         -------   -------
        Prepaid pension net recognized in the
          Consolidated Balance Sheets.  .  .  .  .  .  . $ 1,341   $ 1,284
                                                         =======   =======

         Plan assets primarily include widely-held common stocks, U.S. Treasury Securities, 171,300 shares of common stock of the Company, and money market funds.

         Accounts   corresponding  to  the  additional  minimum  liability  were recorded in the Consolidated Balance Sheets as follows (in thousands):

                                                           December 31,
                                                        1997        1996
                                                      -------     -------
        Intangible Pension Assets .  .  .  .  .  .  . $   320     $   357
        Unrecognized Net Loss on Pension Plans.  .  .   1,545       1,441
                                                      -------     -------
                                                      $ 1,865     $ 1,798
                                                      =======     =======

         If the additional minimum liability recorded exceeds unrecognized prior service cost and the unrecognized net obligation at transition, that difference, an unrecognized net loss, is to be reported as a separate component of Stockholders' Equity. This unrecognized net loss is being amortized over future periods as a component of pension expense.

         The Company's Consolidated Statements of Operations included pension expense consisting of the following components (in thousands):

                                               Year Ended December 31,
                                          1997          1996         1995
                                          ----          ----         ----
        Service cost.  .  .  .  .  .   $    17       $    18      $    17
        Interest cost  .  .  .  .  .       333           339          350
        Actual return on plan assets      (177)         (154)        (467)
        Net amortization and deferral      105            62          467
                                       -------       -------      -------
        Net pension expense  .  .  .   $   278       $   265      $   367
                                       =======       =======      =======

         The weighted average discount rates used in determining the actuarial present value of the accumulated benefit obligation were 7%, 7.25% and 7.25% in 1997, 1996 and 1995, respectively. The estimated long-term rates of return on assets were 6.9%, 6.7% and 7.3% in 1997, 1996 and 1995, respectively.

         The Company contributes to its defined contribution plan at the rate of 1% of each covered employee's compensation. The Company also contributes an additional amount equal to 50% of a covered employee's contribution to a maximum of 1% of compensation. Expenses of about $70,000, $66,000 and $65,000 for this plan were recorded in 1997, 1996 and 1995, respectively.


   Note 8.  COMMITMENTS AND CONTINGENCIES:

         On February 28, 1997, the Ronson Corporation Retirement Plan ("Retirement Plan") completed the sale of its Salisbury, North Carolina, land for cash proceeds, net of related expenses, of about $800,000. The net proceeds of the sale of the property satisfied a substantial portion of a 1994 settlement with the United States Department of Labor ("DOL") and the Internal Revenue Service ("IRS"). The $144,000 balance of the settlement was paid by the Company in 1997.

         Ronson Aviation is subject to the New Jersey Underground Storage Tank Law which requires upgrades to existing underground storage tanks in 1998. The Company expects the cost of upgrading or replacing Ronson Aviation's fueling facilities to require expenditures of approximately $325,000.

         On August 31, 1995, the Company received a General Notice Letter from the United States Environmental Protection Agency ("USEPA"), notifying the Company that the USEPA considered the Company one of about four thousand Potentially Responsible Parties ("PRP's") for waste disposed of prior to 1980 at a landfill in Monterey Park, California, which the USEPA designated as a Superfund site ("Site"). The USEPA identified manifests dated from 1974 through 1979 which allegedly indicate that waste originating at the location of the Company's former Duarte, California, hydraulic subsidiary was delivered to the Site. The Company sold the Duarte, California, hydraulic subsidiary to the Boeing Corporation in 1981. As a result of successfully challenging the USEPA's original volumetric allocation, on September 29, 1995, the USEPA reduced the volume of waste attributed to the Duarte facility, Ronson Hydraulic Units Corporation ("RHUCOR-CA"), and determined the volume to be "de minimis". In addition, counsel for this matter has informed the Company that factual arguments are available that could further reduce the amount of waste attributed to the hydraulic subsidiary, and that arguments also exist that the subsequent owners of the facility should be required to pay a significant portion, or possibly all, of the costs the USEPA determines to be due as a result of RHUCOR-CA's waste having been sent to the Site. Although the Company's final contribution amount, if any, is not yet determinable, in the General Notice Letter, the USEPA offered to partially settle the matter if the Company paid $212,000, which would have been full settlement of the Fifth Partial Consent Decree. This offer, however, was made prior to the USEPA reduction of the volume of waste allocated to RHUCOR-CA and prior to the USEPA determination that the waste volume is "de minimis". Because the USEPA has determined that the volume of waste generated by the facility and sent to the Site is "de minimis", and because the USEPA has sent a General Notice Letter to another PRP for the same waste, the Company believes that the cost, if any, will not have a material effect on the Company's financial position.

         The Company is involved in various lawsuits and claims. While the amounts claimed may be substantial, the ulitmate liability cannot now be determined because of the considerable uncertainties that exist. Therefore, it is possible that results of operations or liquidity in a particular period could be materially affected by certain contingencies. However, based on facts currently available including the insurance coverage that the Company has in place, management believes that the outcome of these lawsuits and claims will not have a material adverse effect on the Company's financial position.

         The Company has an employment contract with an officer. The contract expires on December 3l, 2000. Base salaries in the years 1998, 1999 and 2000 are $494,773, $529,408 and $566,466, respectively, and the contract provides for additional compensation and benefits, including a death benefit equal to two years' salary.

Note 9.  STOCKHOLDERS' EQUITY:

   A summary of activity within Stockholders' Equity for the years ended December 31, 1997, 1996 and 1995 is as follows (dollar amounts in thousands):

                                                  1997                             1996                            1995
                                       -------------------------      --------------------------     --------------------------
                                         Shares          Amount         Shares          Amount         Shares          Amount
                                       ----------      ---------      ----------      ----------     ----------      ----------
Preferred stock issued:
  Balance at beginning of year ...        837,595      $       8         847,308      $        8        873,267      $        9
  Shares exchanged in Exchange
       Offer for common stock ....       (800,844)            (8)             --              --             --              --
  Conversion of preferred stock
       to common stock ...........           (233)            --          (9,713)             --        (25,959)             (1)
                                       ----------      ---------      ----------      ----------     ----------      ----------
  Balance at end of year .........         36,518             --         837,595               8        847,308               8
                                       ==========      ---------      ==========      ----------     ==========      ----------

Common stock issued:
  Balance at beginning of year ...      1,863,939          1,864       1,820,893           1,821      1,767,934           1,768
  Exercise of stock options ......             --             --          33,333              33         27,000              27
  Shares exchanged in Exchange
       Offer for preferred stock .      1,361,435          1,362              --              --             --              --
  Conversion of preferred stock
       to common stock ...........            233           --             9,713              10         25,959              26
                                       ----------      ---------      ----------      ----------     ----------      ----------
  Balance at end of year .........      3,225,607          3,226       1,863,939           1,864      1,820,893           1,821
                                       ==========      ---------      ==========      ----------     ==========      ----------

Additional paid-in capital:
  Balance at beginning of year ...                        30,345                          30,308                         30,329
  Exercise of stock options ......                            --                              47                              4
  Shares exchanged in Exchange
       Offer for common stock ....                        (1,354)                             --                             --
  Conversion of preferred stock
       to common stock ...........                            --                             (10)                           (25)
                                                       ---------                      ----------                     ----------
  Balance at end of year .........                        28,991                          30,345                         30,308
                                                       ---------                      ----------                     ----------
Accumulated deficit:
  Balance at beginning of year ...                       (27,936)                        (27,081)                       (27,721)
  Net earnings (loss) ............                           783                            (855)                           640
                                                       ---------                      ----------                     ----------
  Balance at end of year .........                       (27,153)                        (27,936)                       (27,081)
                                                       ---------                      ----------                     ----------
Unrecognized net loss
  on pension plans:
  Balance at beginning of year ...                        (1,441)                         (1,403)                        (1,595)
  Expensed during the year .......                           141                             125                            153
  Unrecognized net gain (loss)
       during the year ...........                          (245)                           (163)                            39
                                                       ---------                      ----------                     ----------
  Balance at end of year .........                        (1,545)                         (1,441)                        (1,403)
                                                       ---------                      ----------                     ----------

                                                  1997                             1996                            1995
                                       -------------------------      --------------------------     --------------------------
                                         Shares          Amount         Shares          Amount         Shares          Amount
                                       ----------      ---------      ----------      ----------     ----------      ----------
Cumulative foreign currency
  translation adjustment:
  Balance at beginning of year ...                           (36)                            (26)                           (26)
  Loss on foreign currency
      translation ................                           (25)                            (10)                            --
                                                       ---------                      ----------                     ----------
  Balance at end of year .........                           (61)                            (36)                           (26)
                                                       ---------                      ----------                     ----------

Treasury stock (at cost):
  Balance at beginning of year ...         62,105         (1,594)         62,087          (1,593)         62,035         (1,593)
  Shares purchased ...............            227             --              18              (1)             52             --
                                       ----------      ---------      ----------      ----------     -----------     ----------
  Balance at end of year .........         62,332         (1,594)         62,105          (1,594)         62,087         (1,593)
                                       ==========      ---------      ==========      ----------     ===========     ----------

TOTAL STOCKHOLDERS' EQUITY .......                    $    1,864                       $   1,210                     $    2,034
                                                      ==========                       =========                     ==========


   Note 10.  PREFERRED STOCK:

         Each share of 12% Cumulative Convertible Preferred Stock has a stated value of $0.01 per share and a liquidation preference of $1.75 per share ($64,000 at December 31, 1997, in the aggregate) plus accrued dividends. The shares are non-voting and have a right to cumulative dividends at the annual rate of $0.21 per share. The holders of the preferred shares may, at any time, convert each preferred share into one share of common stock unless the preferred shares were previously redeemed. The Company has the option to redeem all or part of the preferred stock at $2.25 per share plus accrued dividends.

         On November 15, 1996, the Company issued an Offer to owners of its 12% Cumulative Convertible Preferred Stock to exchange their shares of preferred stock for shares of common stock at the rate of 1.7 shares of common stock for each share of preferred. The Company's Exchange Offer expired on September 30, 1997. After the expiration of the Offer, the Company had accepted 800,844 shares of preferred stock for exchange and had issued 1,361,435 shares of common stock under the Company's Exchange Offer.

         Dividends in arrears at December 31, 1997, totalled $1.1025 per share of preferred stock (twenty-one quarters at $0.0525 per share per quarter), or approximately $40,000 in the aggregate. If the Company had not done the Exchange Offer, the aggregate dividends in arrears would have been about $923,000.


   Note 11.  STOCK OPTIONS:

         The Company has three incentive stock option plans which provide for the grant of options to purchase shares of the Company's common stock. The options may be granted to officers and other key employees of the Company and its subsidiaries (including directors if they are also employees of the Company or one of its subsidiaries) at not less than 100% of the fair market value on the date on which options are granted. In August 1996 the stockholders approved the adoption of the Company's 1996 Incentive Stock Option Plan which provides for the grant of options for up to 100,000 shares of common stock. In August 1987 the stockholders approved the adoption of the Company's 1987 Incentive Stock Option Plan and, in November 1983 the stockholders approved the adoption of the Company's 1983 Incentive Stock Option Plan, each of which provides for the grant of options for up to 66,666 shares of common stock. After January 21, 1997, no further options were permitted to be granted under the 1983 and 1987 plans. Options granted under the 1983 and 1987 plans are exercisable at any time within five years from the date of grant, at which time such options expire. Options granted under the 1996 plan are exercisable after six months from the date of the grant and within five years of the grant date, at which time such options expire. All options are vested on the date of the grant.

         Pro forma information regarding earnings (loss) per common share is required by SFAS #123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. No options were granted by the Company in 1997, and, therefore, no estimated compensation would be applicable in 1997. In 1996 and 1995, the fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1996: risk-free interest rate of 6.5%; dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of 0.5; and a weighted average expected life of the option of five years.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         The Company's pro forma results of operations after adjustment for the estimated compensation expense under SFAS #123 for the years ended December 31, 1997, 1996 and 1995 were as follows (in thousands, except for earnings
   (loss) per share information):

                                                    Year Ended December 31,
                                                 1997(1)     1996        1995
                                                -------    -------     -------
   Pro forma Results of Operations:
     Earnings from continuing operations.....   $   783    $   210     $ 1,495
     Loss from discontinued operations.......        --     (1,190)       (860)
                                                -------    -------     -------
        Net earnings (loss)..................   $   783    $  (980)    $   635
                                                =======    =======     =======
   Pro forma Earnings (Loss) per Common Share:
     Basic:
       Earnings from continuing operations...   $  0.26    $  0.02     $  0.77
       Loss from discontinued operations.....        --      (0.66)      (0.50)
                                                -------    -------     -------
       Net earnings (loss)...................   $  0.26    $ (0.64)    $  0.27
                                                =======    =======     =======
     Diluted:
       Earnings from continuing operations...   $  0.25    $  0.02     $  0.57
       Loss from discontinued operations.....        --      (0.66)      (0.33)
                                                -------    -------     -------
       Net earnings (loss)...................   $  0.25    $ (0.64)    $  0.24
                                                =======    =======     =======

   (1) Since no options were issued in 1997, no proforma adjustments have been made above.

         A  summary  of  the  Company's   stock  option   activity  and  related
   information for the three years ended December 31, 1997, is as follows:

                                                Number of    Weighted Average
                                                 Options      Exercise Price
                                                ---------    ----------------
        Outstanding at beginning of year 1995... 106,232         $ 1.58
          Granted...............................   5,500           1.63
          Exercised............................. (27,000)          1.18
          Expired............................... (14,666)          1.20
                                                 -------
        Outstanding at December 31, 1995........  70,066           1.82
          Granted...............................  87,200           2.88
          Exercised............................. (33,333)          2.39
          Expired............................... (20,083)          1.49
                                                 -------
        Outstanding at December 31, 1996........ 103,850           2.59
          Expired...............................    (750)          2.88
                                                 -------
        Outstanding and Exercisable
         at December 31, 1997................... 103,100         $ 2.58
                                                 =======         ======

         Exercise prices for options outstanding as of December 31, 1997, ranged as follows: 13,900 options at $1.20 per share, 15,500 options from $1.63 to $2.25 per share and 73,700 options from $2.88 to $3.16 per share. The weighted average contractual life of those options is 3 years.


   Note 12.  STATEMENTS OF CASH FLOWS:

                  Certificates of deposit that have a maturity of 90 days or more are not considered cash equivalents for purposes of the accompanying Consolidated Statements of Cash Flows.

                  Supplemental disclosures of cash flow information are as follows (in thousands):

                                                   Year Ended December 31,
                                                   1997      1996     1995
                                                   ----      ----     ----
        Cash Payments for:
           Interest  .  .  .  .  .  .  .  .  .    $ 508     $ 747    $ 478
           Income taxes .  .  .  .  .  .  .  .       45        85        1

        Financing & Investing Activities
           Not Affecting Cash:
           Capital lease obligations incurred.       26       361       --
           Note payable as deposit on equipment
             to be leased  .  .  .  .  .  .  .       --        --      118

   Note 13.  INDUSTRY SEGMENTS INFORMATION:

                  Financial information by industry segment is summarized below (in thousands):

                                                Year Ended December 31,
                                          1997           1996 *          1995 *
                                       --------        --------        --------
Net sales:
 Consumer Products .............       $ 15,304        $ 16,534        $ 15,065
 Aviation Services .............          7,866           8,920          11,888
                                       --------        --------        --------
          Consolidated .........       $ 23,170        $ 25,454        $ 26,953
                                       ========        ========        ========
Earnings (loss) before
 general corporate
 expenses and other:
 Consumer Products .............       $  2,346        $  2,837        $  2,807
 Aviation Services .............            272              (7)            246
                                       --------        --------        --------
          Consolidated .........          2,618           2,830           3,053
General corporate
 expenses ......................         (1,439)         (1,295)         (1,341)
Interest expense ...............           (523)           (762)           (541)
Other expense-net ..............           (107)           (567)           (168)
                                       --------        --------        --------
Earnings from continuing
 operations before
 income taxes ..................       $    549        $    206        $  1,003
                                       ========        ========        ========
Depreciation and
 amortization expense
 identified to segments:
 Consumer Products .............       $    240        $    219        $    201
 Aviation Services .............            233             318             331
                                       --------        --------        --------
                                            473             537             532
 Corporate .....................             17              14              12
                                       --------        --------        --------
         Consolidated ..........       $    490        $    551        $    544
                                       ========        ========        ========
Assets identified
 to segments:
 Consumer Products .............       $  5,787        $  5,306        $  5,681
 Aviation Services .............          5,788           5,007           6,331
                                       --------        --------        --------
                                         11,575          10,313          12,012
 Corporate .....................            498             607             502
 Discontinued Operations .......          1,446           1,184             889
                                       --------        --------        --------
          Consolidated .........       $ 13,519        $ 12,104        $ 13,403
                                       ========        ========        ========

                                                Year Ended December 31,
                                          1997           1996 *          1995 *
                                       --------        --------        --------
Capital additions
 identified to segments:
 Consumer Products .............       $    134        $    619        $    229
 Aviation Services .............          2,028             204             262
                                       --------        --------        --------
                                          2,162             823             491
 Corporate .....................              2              42               3
                                       --------        --------        --------
         Consolidated ..........       $  2,164        $    865        $    494
                                       ========        ========        ========

* Reclassified for comparability.



            The above segments are comprised as follows:

                  Consumer Products - consists of packaged fuels, flints, refillable lighters and ignitors, a penetrant spray lubricant, a spot remover, and a surface protectant, which are distributed through distributors, food brokers, automotive and hardware representatives and chain stores. Consumer Products is a principal supplier of packaged flints and lighter fuels in the United States and Canada.

                  Aviation Services - represents the chartering, servicing and sales of fixed wing aircraft and servicing of helicopters. Aircraft are sold through Company sales personnel. Aviation Services provides a wide range of general aviation services to the general public and to government agencies located in the vicinity of its facilities in Trenton, New Jersey.

                  Discontinued Operations - represents the operations of the Company's metals segment. The segment is being accounted for as a discontinued operation, and accordingly, its operating results are reported in this manner in all years presented. (Refer to Note 2 above.)

                  The  Company  performs  ongoing  credit   evaluations  of  its
        customers' financial condition and generally requires no collateral from its customers.

                  For the years ended December 31, 1997 and 1996, sales which amounted to approximately 10% and 14%, respectively, of Consolidated Net Sales were made by Ronson Consumer Products to various units of one customer. No other customer accounted for more than 10% of Consolidated Net Sales for the years ended December 31, 1997 and 1996. No customer represented more than 10% of Consolidated Net Sales for the year ended December 31, 1995.

        Note 14.  CONCENTRATIONS:

              Ronson Consumer Products currently purchases lighter products from manufacturers in Spain, Peoples Republic of China and Korea. Since there are a number of sources of similar lighter products, management believes that other suppliers could provide lighters on comparable terms. A change of suppliers, however, might cause a delay in delivery of the Company's lighter products and, possibly, a short-term loss in sales which could have a short-term adverse effect on operating results.