Form 10-K, Exhibit 13
period 2001-12-31
RONSON CORP
filed 2002-03-28
CIK 84919

ANNUAL REPORT ON FORM 10-K

                                     ITEM 8

                              FINANCIAL STATEMENTS


                          YEAR ENDED DECEMBER 31, 2001




                               RONSON CORPORATION

                              SOMERSET, NEW JERSEY

RONSON COPPORATTOW FIVE-YEAR SELECTED FINANCIAL DATA
-----------------------------------------------------

Dollars in thousands (except per share data)


                                  2001      2000      1999      1998      1997
                                  ----      ----      ----      ----      ----

 Net sales                     $29,020   $28,008   $24,696   $23,173   $23,170
 Earnings from continuing
    operations                     531       434       292       660       783
 Total assets                   12,627    15,192    16,728    14,736    14,160
 Long-term obligations           4,460     4,681     3,701     3,895     4,222

 Per common share (1,2):
    Earnings from continuing
       operations:
       Basic                      0.15      0.13      0.09      0.20      0.26
       Diluted                    0.15      0.13      0.09      0.20      0.25

(1) Basic Net Earnings per Common Share provides for quarterly cumulative preferred dividends with no conversion of preferred shares to common shares. Diluted Net Earnings per Common Share assumes no provision for the quarterly cumulative preferred dividends with full conversion of all preferred shares to common shares and includes the dilutive effect of outstanding stock options.The assumed conversion of preferred to common and the stock options were anti-dilutive for the years ended December 31, 2001, 2000, 1999 and 1998, and, therefore, were excluded from the computation of Diluted Net Earnings Per Common Share for those years.

(2) No dividends on common stock were declared or paid during the five years ended December 31, 2001.

     RONSON CORPORATION AND ITS WHOLLY OWNED SUBSIDIARIES

     LIST OF FINANCIAL STATEMENTS


         The following consolidated financial statements of Ronson Corporation and its wholly owned subsidiaries are included in Item 8:


         Consolidated Balance Sheets - December 31, 2001 and 2000

         Consolidated Statements of Operations - Years Ended
                  December 31, 2001, 2000 and 1999

         Consolidated Statements of Changes in Stockholders' Equity - Years
                  Ended December 31, 2001, 2000 and 1999

         Consolidated Statements of Cash Flows - Years Ended December 31, 2001,
                  2000 and 1999

         Notes to Consolidated Financial Statements

     INDEPENDENT AUDITORS' REPORT


     The Board of Directors and Stockholders
     Ronson Corporation

     We have audited the accompanying consolidated balance sheets of Ronson Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ronson Corporation and subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.





     DEMETRIUS & COMPANY, L.L.C.

     Wayne, New Jersey
     February 25, 2002, except for Note 16, which is dated March 14, 2002

RONSON CORPORATION AND ITS WHOLLY OWNED SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS
---------------------------
Dollars in thousands


                                     ASSETS
                                     ------
                                                                                  December 31,
                                                                                  ------------
                                                                                 2001       2000
                                                                                 ----       ----
CURRENT ASSETS:
Cash and cash equivalents .................................................    $   689    $    81
Accounts receivable, less allowances for doubtful accounts
  of: 2001, $69 and 2000, $40 .............................................      1,723      2,102

Inventories:
  Finished goods ..........................................................      1,422      1,605
  Work in process .........................................................         55        107
  Raw materials ...........................................................        361        404
                                                                               -------    -------
                                                                                 1,838      2,116
Other current assets ......................................................        953        828

Current assets of discontinued operations .................................        325      1,339
                                                                               -------    -------
      TOTAL CURRENT ASSETS ................................................      5,528      6,466





PROPERTY, PLANT AND EQUIPMENT:
Land ......................................................................         19         19
Buildings and improvements ................................................      4,648      4,570
Machinery and equipment ...................................................      6,075      8,199
Construction in progress ..................................................        114         59
                                                                               -------    -------
                                                                                10,856     12,847

Less accumulated depreciation and amortization ............................      6,763      7,101
                                                                               -------    -------
                                                                                 4,093      5,746



INTANGIBLE PENSION ASSETS .................................................         93        139


OTHER ASSETS ..............................................................      1,455      1,267


OTHER ASSETS OF DISCONTINUED OPERATIONS ...................................      1,458      1,574
                                                                               -------    -------
                                                                               $12,627    $15,192
                                                                               =======    =======

See notes to consolidated financial statements.

RONSON CORPORATION AND ITS WHOLLY OWNED SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS
---------------------------
Dollars in thousands (except share data)


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                                     December 31,
                                                                    ------------
                                                                   2001       2000
                                                                   ----       ----
CURRENT LIABILITIES:
Short-term debt ...........................................      $  858     $ 1,697
Current portion of long-term debt .........................         347         453
Current portion of lease obligations ......................          30          27
Accounts payable ..........................................       1,593       2,167
Accrued expenses ..........................................       1,940       1,701
Current liabilities of discontinued operations ............         527       1,568
                                                                 ------      ------
     TOTAL CURRENT LIABILITIES ............................       5,295       7,613

LONG-TERM DEBT ............................................       2,656       3,689

LONG-TERM LEASE OBLIGATIONS ...............................          74         106

PENSION OBLIGATIONS .......................................       1,495         633

OTHER LONG-TERM LIABILITIES ...............................          29          34

LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS ..........         206         219

COMMITMENTS AND CONTINGENCIES


STOCKHOLDERS' EQUITY:
Preferred stock, no par value, authorized 5,000,000 shares:
  12% cumulative convertible, $0.01 stated value;
  outstanding, 2001, 34,875 and 2000, 35,918 ..............          --          --

Common stock par value $1
                                          2001       2000
                                          ----       ----
  Authorized shares ...................11,848,106  11,848,106
  Reserved shares .....................   120,875     140,118
  Issued (including treasury) ......... 3,519,778   3,518,735     3,520       3,519

Additional paid-in capital ................................      29,221      29,270
Accumulated deficit .......................................     (26,671)    (27,202)
Accumulated other comprehensive loss ......................      (1,602)     (1,093)
                                                               --------    --------
                                                                  4,468       4,494
Less cost of treasury shares:
  2001, 63,321 and 2000, 63,222 ...........................       1,596       1,596
                                                               --------    --------
  TOTAL STOCKHOLDERS' EQUITY ..............................       2,872       2,898
                                                               --------    --------
                                                               $ 12,627    $ 15,192
                                                               ========    ========

See notes to consolidated financial statements.

RONSON CORPORATION AND ITS WHOLLY OWNED SUBSIDIARIES


CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------
Dollars in thousands (except per share data)
                                                          Year Ended December 31,
                                                          -----------------------
                                                     2001          2000           1999
                                                     ----          ----           ----
NET SALES ...................................      $ 29,020      $ 28,008       $ 24,696
                                                   --------      --------       --------
Cost and expenses:
  Cost of sales .............................        18,850        18,073         15,230
  Selling, shipping and advertising .........         3,745         3,915          3,895
  General and administrative ................         4,198         3,779          3,791
  Depreciation and amortization .............           726           683            582
                                                   --------      --------       --------
                                                     27,519        26,450         23,498
                                                   --------      --------       --------
EARNINGS FROM CONTINUING OPERATIONS BEFORE
  INTEREST AND OTHER ITEMS ..................         1,501         1,558          1,198
                                                   --------      --------       --------
Other expense:
  Interest expense ..........................           533           729            664
  Other-net .................................           112           151            144
                                                   --------      --------       --------
                                                        645           880            808
                                                   --------      --------       --------
EARNINGS FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES .......................           856           678            390

Income tax provisions .......................           325           244             98
                                                   --------      --------       --------
EARNINGS FROM CONTINUING OPERATIONS .........           531           434            292

Loss from discontinued operations (net of tax
  benefit of $277) ..........................            --            --           (486)
                                                   --------      --------       --------

NET EARNINGS (LOSS) .........................      $    531      $    434       $   (194)
                                                   ========      ========       ========

EARNINGS (LOSS) PER COMMON SHARE:

Basic:
  Earnings from continuing operations........      $   0.15      $   0.13       $   0.09
  Loss from discontinued operations .........            --            --          (0.15)
                                                   --------      --------       --------
  Net earnings (loss) .......................      $   0.15      $   0.13       $  (0.06)
                                                   ========      ========       ========
Diluted:
  Earnings from continuing operations........      $   0.15      $   0.13       $   0.09
  Loss from discontinued operations .........            --            --          (0.15)
                                                   --------      --------       --------
  Net earnings (loss) .......................      $   0.15      $   0.13       $  (0.06)
                                                   ========      ========       ========


 See notes to consolidated financial statements.

RONSON CORPORATION AND ITS WHOLLY OWNED SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
----------------------------------------------------------
For the Years Ended December 31, 2001, 2000 and 1999
Dollars in thousands
                                                                                                        Accumulated
                                   12% Cumulative                Additional                                Other
                                     Convertible                  Paid-in   Accumulated  Comprehensive Comprehensive  Treasury Stock
                                   Preferred Stock Common Stock   Capital     Deficit    Income (Loss)     Loss          (at cost)
                                   --------------- ------------   --------   --------    ------------- -------------     ---------
Balance at December 31, 1998          $     --      $  3,260      $ 29,007   $(27,442)                   $   (652)       $ (1,594)
                                      --------      --------      --------   --------                    --------        --------
Net loss - 1999                                                                  (194)      $   (194)
                                                                                            --------
Translation adjustment, net of tax                                                                 9
Pensions, net of tax                                                                             124
                                                                                            --------
Other comprehensive income                                                                       133          133
                                                                                            --------
Comprehensive loss                                                                          $    (61)
                                                                                            ========
Stock option purchased                                                 (66)
                                      --------      --------      --------   --------                    --------        --------
Balance at December 31, 1999                --         3,260        28,941    (27,636)                       (519)         (1,594)
                                      --------      --------      --------   --------                    --------        --------
Net earnings - 2000                                                               434       $    434
                                                                                            --------
Translation adjustment, net of tax                                                                (9)
Pensions, net of tax                                                                            (565)
                                                                                            --------
Other comprehensive loss                                                                        (574)        (574)
                                                                                            --------
Comprehensive loss                                                                          $   (140)
                                                                                            ========
Shares issued for:
  Sale of restricted stock                               228           341
  Stock options exercised                                  5             2
  Other                                                   26            39
Stock option purchased                                                 (53)
Treasury shares                                                                                                                (2)
                                      --------      --------      --------   --------                    --------        --------
Balance at December 31, 2000                --         3,519        29,270    (27,202)                     (1,093)         (1,596)
                                      --------      --------      --------   --------                    --------        --------
Net earnings - 2001                                                               531       $    531
                                                                                            --------
Translation adjustment, net of tax                                                               (12)
Pensions, net of tax                                                                            (497)
                                                                                            --------
Other comprehensive loss                                                                        (509)        (509)
                                                                                            --------
Comprehensive income                                                                        $     22
                                                                                            ========

Conversion                                  --             1            (1)
Stock option purchased                                                 (48)
                                      --------      --------      --------    --------                   --------        --------
Balance at December 31, 2001          $     --     $   3,520     $  29,221   $ (26,671)                  $ (1,602)       $ (1,596)
                                      ========      ========      ========    ========                   ========        ========



                                        Total
                                     -----------
Balance at December 31, 1998          $  2,579
                                      --------
Net loss - 1999                           (194)

Translation adjustment, net of tax
Pensions, net of tax

Other comprehensive income                 133

Comprehensive loss

Stock option purchased                     (66)
                                      --------
Balance at December 31, 1999             2,452
                                      --------
Net earnings - 2000                        434

Translation adjustment, net of tax
Pensions, net of tax

Other comprehensive loss                  (574)

Comprehensive loss

Shares issued for:
  Sale of restricted stock                 569
  Stock options exercised                    7
  Other                                     65
Stock option purchased                     (53)
Treasury shares                             (2)
                                      --------
Balance at December 31, 2000             2,898
                                      --------
Net earnings - 2001                        531

Translation adjustment, net of tax
Pensions, net of tax

Other comprehensive loss                  (509)

Comprehensive income

Conversion                                  --
Stock option purchased                     (48)
                                      --------
                                      $  2,872
                                      ========

                                                    SHARE ACTIVITY
                                   --------------------------------------------------
                                    12% Cumulative
                                     Convertible
                                   Preferred Stock    Common Stock     Treasury Stock
                                   ---------------    ------------     --------------

Balance at December 31, 1998             36,518        3,259,507          62,365
Conversion                                 (600)             600
Treasury Shares                                                               13
                                     ----------       ----------      ----------
Balance at December 31, 1999             35,918        3,260,107          62,378
Shares issued for:
  Sale of restricted stock                               227,500
  Stock options exercised                                  5,500
  Other                                                   25,628
Treasury Shares                                                              844
                                     ----------       ----------      ----------
Balance at December 31, 2000             35,918        3,518,735          63,222
Conversion                               (1,043)           1,043
Treasury Shares                                                               99
                                     ----------       ----------      ----------
Balance at December 31, 2001             34,875        3,519,778          63,321
                                     ==========       ==========      ==========

See notes to consolidated financial statements.

 RONSON CORPORATION AND ITS WHOLLY OWNED SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------
Dollars in thousands                                                                          Year Ended December 31,
                                                                                              ----------------------
                                                                                           2001         2000         1999
                                                                                           ----         ----         ----
Cash Flows from Operating Activities:
Net earnings (loss) ................................................................     $   531      $   434      $  (194)
Adjustments to reconcile net earnings (loss) to net
   cash provided by (used in) operating activities:
   Depreciation and amortization ...................................................         726          683          582
   Deferred income tax provisions (benefits) .......................................         320          236         (224)
   Increase (decrease) in cash from changes in:
      Accounts receivable ..........................................................         379          (99)        (226)
      Inventories ..................................................................       1,762        1,918       (1,350)
      Other current assets .........................................................         (50)         (40)          80
      Accounts payable .............................................................        (574)        (557)         783
      Accrued expenses .............................................................         239           25           66
   Net change in pension-related accounts ..........................................          80           (2)         (95)
   Other ...........................................................................         (39)           5          (24)
   Discontinued operations .........................................................        (173)        (416)        (435)
                                                                                         -------      -------      -------
      Net cash provided by (used in)
         operating activities ......................................................       3,201        2,187       (1,037)
                                                                                         -------      -------      -------
Cash Flows from Investing Activities:
      Net cash used in investing activities,
         capital expenditures ......................................................        (538)        (396)        (652)
                                                                                         -------      -------      -------

Cash Flows from Financing Activities:
Proceeds from long-term debt .......................................................          --          337          629
Proceeds from short-term debt ......................................................          --        1,217        2,595
Proceeds from issuance of common stock .............................................          --          576           --
Payments of long-term debt .........................................................      (1,139)        (440)        (425)
Payments of long-term lease obligations ............................................         (29)        (104)        (109)
Payments of short-term debt ........................................................        (839)      (3,430)        (894)
Other ..............................................................................         (48)         (53)         (66)
                                                                                         -------      -------      -------
      Net cash provided by (used in)
         financing activities ......................................................      (2,055)      (1,897)       1,730
                                                                                         -------      -------      -------
Net increase (decrease) in cash and cash equivalents ...............................         608         (106)          41

Cash at beginning of year ..........................................................          81          187          146
                                                                                         -------      -------      -------

Cash and cash equivalents at end of year ...........................................     $   689      $    81      $   187
                                                                                         =======      =======      =======

See notes to consolidated financial statements.

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Principles of Consolidation - The consolidated financial statements include the accounts of Ronson Corporation (the "Company") and its subsidiaries, all of which are wholly owned. Its principal subsidiaries are Ronson Consumer Products Corporation ("RCPC"), Woodbridge, New Jersey; Ronson Corporation of Canada, Ltd. ("Ronson-Canada"), Mississauga, Ontario, Canada (these together are "Ronson Consumer Products"); Ronson Aviation, Inc. ("Ronson Aviation"), Trenton, New Jersey; and Prometcor, Inc., ("Prometcor"), formerly known as Ronson Metals Corporation, Newark, New Jersey. All significant intercompany accounts and transactions have been eliminated in consolidation.

         Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

         Property and Depreciation - Property, plant and equipment are carried at cost and are depreciated over their estimated useful lives using the straight-line method. Capitalized leases are amortized over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over their estimated useful lives or the remaining lease terms, whichever is shorter. Aircraft and other related costs utilized by Ronson Aviation in its charter operations and held for more than one year are classified as property, plant and equipment. The term notes payable secured by these aircraft are also classified as long-term debt.

         Inventories - Inventories, other than aircraft, are valued at the lower of average cost or market. Aircraft inventory is carried at the lower of cost, specific identification, or market.

         Foreign Currency Translation - All balance sheet accounts of the Company's foreign subsidiary, Ronson-Canada, are translated at the current exchange rate as of the end of the year. All income statement accounts are translated at average currency exchange rates. Stockholders' Equity accounts are translated at historical exchange rates. The resulting translation adjustment is recorded as part of Accumulated Other Comprehensive Loss in Stockholders' Equity. Transaction gains and losses are not significant in the periods presented.

         Fair Value of Financial Instruments - The Company's financial instruments include cash, cash equivalents, accounts receivable, accounts payable, accrued expenses, other current liabilities and short-term and long-term debt. The book values of cash, cash equivalents, accounts receivable, accounts payable, accrued expenses, other current liabilities, and short-term debt are representative of their fair values due to the short-term maturity of these instruments. The book value of the Company's long-term debt is considered to approximate its fair value based on current market rates and conditions.

         Revenue Recognition - Net Sales are recognized by Ronson Consumer Products on the date of shipment of the product to customers. Net Sales at Ronson Aviation are recognized on the date of delivery of the product or service to customers.

         Research and Development Costs - Costs of research and new product development are charged to operations as incurred and amounted to approximately $227,000, $288,000 and $232,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

         Advertising Costs - Costs of advertising are expensed as incurred and amounted to approximately $488,000, $432,000 and $476,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

         Accrued Expenses - On December 31, 2001, Accrued Expenses included: accrued vacation pay, $389,000; accrued incentive compensation, $374,000; accrued health benefits, $296,000; and accrued co-op advertising, $277,000. No other item amounted to greater than 5% of total current liabilities.

         Per Common Share Data - The calculation and reconciliation of Basic and Diluted Earnings (Loss) per Common Share were as follows (in thousands except per share data):

                                              Year Ended December 31, 2001
                                                                     Per Share
                                              Earnings    Shares      Amount
                                              --------    ------      ------

Earnings from continuing
  operations ..............................    $ 531
Less accrued dividends on
  preferred stock .........................       (7)
                                               -----
  BASIC ...................................    $ 524       3,456     $  0.15
                                               =====       =====     =======
Effect of dilutive securities (1):
  Stock options ...........................                   --
  Cumulative convertible
   preferred stock ........................    $  --          --
                                               -----       -----
  DILUTED .................................    $ 524       3,456     $  0.15
                                               =====       =====     =======


                                             Year Ended December 31, 2000
                                                                     Per Share
                                              Earnings    Shares      Amount
                                              --------    ------      ------

Earnings from continuing
  operations..............................     $ 434
Less accrued dividends on
  preferred stock.........................        (8)
                                               -----
  BASIC ..................................     $ 426       3,401     $  0.13
                                               =====       =====     =======

Effect of dilutive securities (1):
  Stock options...........................                    --
  Cumulative convertible
   preferred stock........................     $  --          --
                                               -----       -----
  DILUTED ................................     $ 426       3,401     $  0.13
                                               =====       =====     =======

                                              Year Ended December 31, 1999
                                              Earnings            Per Share
                                               (Loss)    Shares    Amount
                                              --------   ------    ------
   Earnings from continuing
     operations.........................       $ 292
   Less accrued dividends on
     preferred stock....................          (8)
                                               -----
   Continuing operations................         284       3,198     $  0.09
   Loss from discontinued operations....        (486)      3,198       (0.15)
                                               -----                 -------
     BASIC..............................       $(202)      3,198     $ (0.06)
                                               =====       =====     =======

   Effect of dilutive securities (1):
     Stock options......................                      --
     Cumulative convertible
      preferred stock...................       $  --          --
                                               -----       -----
   Continuing operations................         284       3,198     $  0.09
   Loss from discontinued operations....        (486)      3,198       (0.15)
                                               -----                 -------
     DILUTED ...........................       $(202)      3,198     $ (0.06)
                                               =====       =====     =======

     (1) The assumed conversion of preferred shares to common shares and the stock options were anti-dilutive for all the years presented, and, therefore, were excluded from the calculation and reconciliation of Diluted Earnings (Loss) per Common Share.

         Stock Options - The Company has elected to follow Accounting Principles Board Opinion #25 (APB #25), "Accounting for Stock Issued to Employees", and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards ("SFAS") #123, "Accounting for Stock-Based Compensation", requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB #25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

         At December 31, 2001, the Company had outstanding 34,875 shares of preferred stock and 3,456,457 shares of common stock.

         Reclassification - Certain reclassifications of prior years' amounts have been made to conform with the current year's presentation.

         Recent Accounting Pronouncements - In June 2001 the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". These statements become effective for the Company on January 1, 2002. In addition, in June 2001 the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", effective for years beginning after June 15, 2002, and in August 2001 SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets", effective for years beginning after December 15, 2001. Management has reviewed the Statements and does not believe the Statements will have a material effect on the Company's financial position or results of operations.

     Note 2.  DISCONTINUED OPERATIONS:

         The Loss from Discontinued Operations included the costs recorded by the Company related to the discontinuation of Prometcor as follows (in thousands):
                                               Year Ended December 31,
                                             2001        2000      1999
                                             ----        ----      ----

        Insurance recovery income accrued,
          net.............................. $  175      $  645    $   --
        Discontinuance costs accrued.......    175         645       763
                                            ------      ------    ------
                                                --          --       763
        Deferred income tax benefits.......     --          --      (277)
                                            ------      ------    ------

        Loss from discontinued operations.. $   --      $   --    $  486
                                            ======      ======    ======

         In December 1989 the Company adopted a plan to discontinue the operations of its wholly owned subsidiary, Ronson Metals Corporation, subsequently renamed Prometcor. Upon the cessation of operations, Prometcor began its compliance with the environmental requirements of the New Jersey Industrial Site Recovery Act ("ISRA"), administered by the New Jersey Department of Environmental Protection ("NJDEP"), and other applicable laws with the objective of selling the land and existing buildings previously used in the discontinued operations. The discontinuation of operations also required the termination of a United States Nuclear Regulatory Commission ("NRC") license for the storage and use on site of a material used in a new product, the sales of which were minimal.

         The total costs and expenses related to the termination of Prometcor's business operations in 1990, less the expected gain from the eventual sale of Prometcor's assets, have been estimated, based on the latest available information, to be about $7,350,000. These estimated costs and expenses consist of: Prometcor's expenses for the completion of compliance with the NJDEP and NRC environmental regulations; the termination of Prometcor's business operations; environmental consulting costs, legal and other professional fees; and costs for the maintenance of the Prometcor property, including insurance and taxes. These costs and expenses, net of deferred income tax benefits, have been charged against the Company's Loss from Discontinued Operations and Net Earnings (Loss) between the beginning of 1990 and year end 2001. The liability for these estimated costs and expenses as recorded in the financial statements at December 31, 2001, was based on the lower limit of the range of costs as projected by the Company and its consultants. The estimated upper limit of the range of costs is discounted at approximately $600,000 above the lower limit.

         The full extent of the costs and time required for completion is not determinable until the remediation and confirmatory testing of the properties have been completed and accepted by the NJDEP.

         In the second half of 1999, the Company filed a lawsuit against a number of its former general liability insurance carriers seeking recovery of environmental investigation and remediation costs incurred and anticipated at various locations, primarily Prometcor. In 2000 and 2001, the Company reached settlement agreements with eleven of the twelve insurance carriers involved. (Refer to Note 16 for information regarding an additional settlement in March 2002.) To date (February 25, 2002), these settlements have totalled approximately $1,230,000. Based on the settlements to date and probable future recovery, in 2000 and 2001 Prometcor recognized net insurance recovery income of $820,000, or $1,280,000 less related costs of $460,000.

         Prometcor is being accounted for as a discontinued operation, and, accordingly, its operating results are reported in this manner in all years presented in the accompanying Consolidated Statements of Operations and other related operating statement data.

         The assets and liabilities of Prometcor are reflected in the Consolidated Balance Sheets under assets and liabilities of discontinued operations. At December 31, 2001, Current Assets of Discontinued Operations consisted primarily of net deferred income tax assets, and Other Assets of Discontinued Operations consisted primarily of land and net deferred income tax assets of Prometcor. The Current Liabilities of Discontinued Operations at December 31, 2001, consisted principally of $480,000 of accrued costs related to the environmental compliance of Prometcor.


     Note 3.  INCOME TAXES:

         At December 31, 2001, the Company had, for federal income tax purposes, net operating loss carryforwards of approximately $4,350,000, expiring as follows: $1,020,000 in 2005 to 2007; $1,950,000 in 2010 to 2012; and
     $1,380,000 in 2018 to 2021. The Company also had available alternative minimum tax credit carryforwards of approximately $75,000.

         The income tax expenses (benefits) consisted of the following (in thousands):
                                                    Year Ended December 31,
                                                    2001     2000    1999
                                                    ----     ----    ----
   Current:
     Federal. . . . . . . . . . . . . . . . . . .  $   5    $  --   $  --
     State. . . . . . . . . . . . . . . . . . . .    (11)       8      45
     Foreign. . . . . . . . . . . . . . . . . . .     11       --      --
                                                   -----    -----   -----
                                                       5        8      45
                                                   -----    -----   -----
   Deferred:
     Federal. . . . . . . . . . . . . . . . . . .    237      203    (181)
     State. . . . . . . . . . . . . . . . . . . .     83       33     (43)
                                                   -----    -----   -----
                                                     320      236    (224)
                                                   -----    -----   -----
                                                     325      244    (179)
   Allocated to discontinued operations . . . . .     --       --    (277)
                                                   -----    -----   -----
     Income tax expenses-net. . . . . . . . . . .  $ 325    $ 244   $  98
                                                   =====    =====   =====

         Current income taxes in the years ended December 31, 2001 and 2000, of $322,000 and $375,000, respectively, were presented net of credits arising from the utilization of available tax losses and loss carryforwards in accordance with SFAS #109.

         The reconciliation of estimated income taxes attributed to continuing operations at the United States statutory tax rate to reported income tax expenses was as follows (in thousands):

                                                   Year Ended December 31,
                                                    2001     2000    1999
                                                    ----     ----    ----

   Tax expense amount computed using
     statutory rate. . . . . . . . . . . . . . . . $ 291    $ 231   $ 132
   State taxes, net of federal benefit . . . . . .    (4)       5      30
   Operations outside the US . . . . . . . . . . .     4       --      23
   Discontinued operations and other . . . . . . .    34        8     (87)
                                                   -----    -----   -----
     Income tax expenses-net . . . . . . . . . . . $ 325    $ 244   $  98
                                                   =====    =====   =====

         The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below (in thousands):
                                                               December 31,
                                                              2001     2000
                                                              ----     ----
   Deferred income tax assets:
      Inventories, principally due to additional costs
        inventoried for tax purposes pursuant to the Tax
        Reform Act of 1986 and valuation reserves for
        financial reporting purposes. . . . . . . . . . . . . $   97  $  104
      Compensated absences, principally due to accrual for
        financial reporting purposes. . . . . . . . . . . . .    138     130
      Compensation, principally due to accrual
        for financial reporting purposes. . . . . . . . . . .    154     119
      Accrual of projected environmental costs, principally
        related to Prometcor's compliance with NJDEP and NRC
        requirements. . . . . . . . . . . . . . . . . . . . .    267     403
      Net operating loss carryforwards. . . . . . . . . . . .  1,958   2,311
      Alternative minimum tax credit carryforwards. . . . . .     75      69
      Unrecognized net loss on pension plan . . . . . . . . .  1,019     688
      Other . . . . . . . . . . . . . . . . . . . . . . . . .    121     101
                                                              ------  ------
        Total gross deferred income tax assets. . . . . . . .  3,829   3,925
        Less valuation allowance. . . . . . . . . . . . . . .    155     227
                                                              ------  ------
        Net deferred income tax assets. . . . . . . . . . . .  3,674   3,698
                                                              ------  ------
    Deferred income tax liabilities:
      Pension expense, due to contributions in excess of
        net accruals. . . . . . . . . . . . . . . . . . . . .    460     492
      Other . . . . . . . . . . . . . . . . . . . . . . . . .     89     109
                                                              ------  ------
        Total gross deferred income tax liabilities . . . . .    549     601
                                                              ------  ------
       Net deferred income taxes . . . . . . . . . . . . . .  $3,125  $3,097
                                                              ======  ======


         A valuation allowance is provided when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. A valuation allowance has been established based on the likelihood that a portion of the deferred income tax assets will not be realized. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Management has assessed the Company's recent operating earnings history and expected future earnings. Based on these past and future earnings, on the expected completion of compliance by Prometcor with environmental regulations and on tax planning strategies, although realization is not assured, management believes it is more likely than not that $3,674,000 of the deferred income tax assets will be realized. The ultimate realization of the deferred income tax assets will require aggregate taxable income of approximately $4,600,000 in the years prior to the expiration of the net operating loss carryforwards in 2021. The amount of the deferred income tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced. A portion of the deferred income tax asset is the result of a tax planning strategy for state income tax purposes of merging certain of the Company's subsidiaries resulting in realization of net operating loss carryforwards. The valuation allowance was reduced from $227,000 at December 31, 2000, to $155,000 at December 31, 2001, and from $324,000 at December 31, 1999, to $227,000 at
     December 31, 2000.

         The net deferred income tax assets were classified in the Consolidated Balance Sheets as follows (in thousands):
                                                                 December 31,
                                                                 2001    2000
                                                                 ----    ----
      Current:
        Other current assets. . . . . . . . . . . . . . . . .  $  506  $  430
        Current assets of discontinued operations . . . . . .     226     368
                                                               ------  ------
          Total current . . . . . . . . . . . . . . . . . . .     732     798
                                                               ------  ------
      Long Term:
        Other assets. . . . . . . . . . . . . . . . . . . . .   1,198     988
        Other assets of discontinued operations . . . . . . .   1,195   1,311
                                                               ------  ------
          Total long term . . . . . . . . . . . . . . . . . .   2,393   2,299
                                                               ------  ------
      Total net deferred income tax assets. . . . . . . . . .  $3,125  $3,097
                                                               ======  ======


     Note 4.  SHORT-TERM DEBT:

         In 1995 RCPC entered into an agreement with Fleet Capital Corporation ("Fleet"), formerly known as Summit Bank, for a Revolving Loan. The Revolving Loan of $820,000 at December 31, 2001, provides a line of credit up to $2,500,000 to RCPC based on accounts receivable and inventory. The balance available under the Revolving Loan is determined by the level of receivables and inventory. The Revolving Loan bears interest at the rate of 1.5% above Fleet's prime rate (4.75% at December 31, 2001). The Revolving Loan is payable on demand under an agreement which expires June 30, 2002. The Company is currently in discussions with Fleet regarding the extension of the line of credit. The Revolving Loan is secured by the accounts receivable, inventory and machinery and equipment of RCPC; a second mortgage on the land, buildings and improvements of RCPC; and the guarantee of the Company. The Fleet agreement also has restrictive covenants which, among other things, limit the transfer of assets between the Company and its subsidiaries.

         In 1995 Ronson-Canada entered into an agreement with Canadian Imperial Bank of Commerce ("CIBC") for a line of credit of C$250,000. In 2001 Ronson-Canada and CIBC extended Ronson-Canada's Revolving Loan to 2002. The extended agreement also amended certain other terms of the Revolving Loan agreement. The Revolving Loan balance of $38,000 (C$61,000) at December 31, 2001, under the line of credit is secured by the accounts receivable and inventory of Ronson-Canada, and the amounts available under the line are based on the level of accounts receivable and inventory. The loan bears interest at the rate of 1.25% over the CIBC prime rate (4.0% at December 31, 2001). The line of credit, payable on demand, is guaranteed by the Company. The CIBC agreement has restrictive covenants which, among other things, limit the transfer of assets from Ronson-Canada to RCPC and the Company.

         Based on the amount of the loans outstanding and the levels of accounts receivable and inventory at December 31, 2001, Ronson Consumer Products had unused borrowings available at December 31, 2001, of about $718,000 under the Fleet and CIBC lines of credit described above. (Refer to Note 5 below for information regarding the book value of assets pledged as collateral for the debt above.)

         In 1997 Ronson Aviation entered into an agreement with Fleet for a Revolving Loan and a Term Loan (refer to Note 5 below regarding the Term
     Loan). In May 1999 Ronson Aviation and Fleet extended Ronson Aviation's Revolving Loan to June 30, 2002. The Company is currently in discussions with Fleet regarding the extension of the line of credit. The Revolving Loan is under a line of credit up to $500,000 to Ronson Aviation based on the level of its accounts receivable. The Revolving Loan currently bears interest at the rate of 1.5% above Fleet's prime rate (4.75% at December 31, 2001). The Revolving Loan is payable on demand and is secured by the accounts receivable, inventory and machinery and equipment (excluding aircraft) of Ronson Aviation; and the guarantees of the Company and RCPC. The Fleet agreement also contains restrictive covenants. At December 31, 2001, Ronson Aviation utilized no borrowings under the Revolving Loan.

         Based on no loan outstanding and the level of accounts receivable at December 31, 2001, Ronson Aviation had unused borrowings available at December 31, 2001, of about $247,000 under the Fleet line of credit described above.

         At December 31, 2001, the weighted average interest rate for the total short-term debt was 6.2%.


     Note 5.  LONG-TERM DEBT:

            Composition (in thousands):                        December 31,
                                                             2001       2000
                                                             ----       ----

          Mortgage loan payable, Fleet (a). . . . . . . . $ 1,590    $ 1,659
          Term note payable, Fleet (b). . . . . . . . . .      43        100
          Notes payable, Fleet (c). . . . . . . . . . . .   1,186      2,173
          Promissory term note payable (d). . . . . . . .     184        206
          Other . . . . . . . . . . . . . . . . . . . . .      --          4
                                                          -------    -------
                                                            3,003      4,142
          Less portion in current liabilities . . . . . .     347        453
                                                          -------    -------
          Balance of long-term debt . . . . . . . . . . . $ 2,656    $ 3,689
                                                          =======    =======


         (a) In May 1999 RCPC and Fleet entered into an agreement, in the original amount of $1,760,000, which refinanced the existing Mortgage Loan agreement on the RCPC property. The Mortgage Loan balance was $1,590,000 at December 31, 2001. The Mortgage Loan agreement is secured by a first mortgage on the land, buildings and improvements of RCPC, and is payable in sixty monthly installments of $17,218, including interest, with a final installment on May 1, 2004, of approximately $1,402,000. The loan bears interest at a fixed rate of 8.39%.

         (b) In 1997 Ronson Aviation entered into a Term Loan agreement with Fleet in the original amount of $285,000. In May 1999 Ronson Aviation and Fleet amended the Term Loan agreement to extend the payment terms for two years to June 30, 2002. The Term Loan with a balance of $43,000 at December 31, 2001, is payable in monthly installments of $4,750 plus interest, with a final installment on June 30, 2002, of $14,250. The Term Loan bears interest at the rate of 1.5% above Fleet's prime rate. (Refer to Note 4 above.)

         (c) The Notes Payable, Fleet, consisted of three term loans payable by Ronson Aviation to Fleet. The notes bear interest at the rate of 1.5% over the prime rate, are collateralized by a specific aircraft and are guaranteed by the Company. One of the notes, in the amount of approximately $10,000 at December 31, 2001, is payable in monthly installments of $2,090 plus interest through May 18, 2002. Another note in the amount of approximately $1,022,000 at December 31, 2001, is payable in monthly installments of $14,389 plus interest through March 2003 with a final payment of about $806,000 on April 20, 2003. The other note in the amount of approximately $154,000 at December 31, 2001, is payable in monthly installments of $1,875 plus interest through September 2003 with a final payment of about $114,000 on October 29, 2003.

         (d) In 1998 Ronson Aviation entered into a Promissory Term Note agreement with Texaco Refining and Marketing, Inc. in the original amount of $250,000. The Promissory Term Note, with a balance of $184,000 at December 31, 2001, is payable in monthly installments of $2,775 including interest, through September 14, 2008. The Promissory Term Note bears interest at the rate of 6% per annum, is secured by the leased premises of Ronson Aviation's new aircraft fueling facilities complex and all related equipment, and also contains restrictive covenants.

         At December 31, 2001, fixed assets with a net book value of $3,933,000 and accounts receivable and inventories of $3,761,000 are pledged as collateral for the debt detailed in Notes 4 and 5.

         Net assets of consolidated subsidiaries, excluding intercompany accounts, amounted to approximately $3,025,000 at December 31, 2001, substantially all of which was restricted as to transfer to the Company and its other subsidiaries due to various covenants of their debt agreements at December 31, 2001.

         Long-term debt matures as follows: 2002, $347,000; 2003, $1,087,000;
     2004, $1,457,000; 2005, $27,000; 2006, $29,000; and 2007 through 2008,
     $56,000.


     Note 6.  LEASE OBLIGATIONS:

         Lease expenses consisting principally of office and warehouse rentals, totalled $498,000, $469,000 and $468,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

         At December 31, 2001, the Company's future minimum lease payments under operating and capitalized leases with initial or remaining noncancellable lease terms in excess of one year are presented in the table below (in thousands):

                                                  Operating     Capitalized
                                       Total        Leases         Leases
                                       -----        ------         ------
       Year Ending December 31:
       2002 . . . . . . . . . . .     $  356        $  315         $  41
       2003 . . . . . . . . . . .        315           275            40
       2004 . . . . . . . . . . .        298           264            34
       2005 . . . . . . . . . . .        265           254            11
       2006 . . . . . . . . . . .        105           105            --
                                      ------        ------         -----
       Total obligations. . . . .     $1,339        $1,213           126
                                      ======        ======

       Less:  Amount representing
              interest. . . . . .                                     21
                                                                   -----
       Present value of capitalized
          lease obligations . . .                                  $ 105
                                                                   =====

         Capitalized lease property included in the Consolidated Balance Sheets is presented below (in thousands):

                                                 December 31,
                                                 2001    2000
                                                 ----    ----

       Machinery and equipment . . . . . . . .  $ 166   $ 166
       Less accumulated amortization . . . . .     65      32
                                                -----   -----
                                                $ 101   $ 134
                                                =====   =====

         Ronson Aviation leases land under a leasehold consisting of six five-year terms automatically renewed, with the last five-year term expiring in November 2007. The lease may be extended for up to five additional five-year terms through November 2032, provided that during the five-year term ending November 2007, Ronson Aviation invests from $600,000 to over $1,500,000 in capital improvements.

     Note 7.  RETIREMENT PLANS:

         The Company and its subsidiaries have trusteed retirement plans covering substantially all employees. The Company's funding policy is to make minimum annual contributions as required by applicable regulations. The Plan covering union members generally provides benefits of stated amounts for each year of service. The Company's salaried pension plan provides benefits using a formula which is based upon employee compensation. On June 30, 1985, the Company amended its salaried pension plan so that benefits for future service would no longer accrue. A defined contribution plan was established on July 1, 1985, in conjunction with the amendments to the salaried pension plan. The Company's two remaining defined benefit plans were merged in 2000.

         Plan assets primarily include widely-held common stocks, 171,300 shares of common stock of the Company, a guaranteed annuity contract and money market funds.

         The following table sets forth the plan's aggregate funded status and amounts recognized in the Company's Consolidated Balance Sheets (in thousands):

                                                       December 31,
                                                    2001          2000
                                                    ----          ----

   Change in Benefit Obligation:
     Benefit obligation at beginning of year.... $ 4,680       $ 4,640
     Service cost...............................      15            14
     Interest cost..............................     304           325
     Actuarial loss.............................     155           155
     Increase in benefit obligation due to
       decreased discount rate..................     159           157
     Benefits paid..............................    (465)         (611)
                                                 -------       -------
     Benefit obligation at end of year..........   4,848         4,680
                                                 -------       -------

   Change in Plan Assets:
     Fair value of plan assets at beginning
       of year..................................   4,046         4,892
     Actual return on plan assets...............    (424)         (364)
     Employer contributions.....................     196           130
     Benefits paid..............................    (465)         (611)
                                                 -------       -------
     Fair value of plan assets at end of year...   3,353         4,047
                                                 -------       -------
     Funded status..............................  (1,495)         (633)
     Unrecognized actuarial loss................   2,549         1,722
     Unrecognized prior service cost and
       transition obligation....................      93           139
                                                 -------       -------
   Net amount recognized........................ $ 1,147       $ 1,228
                                                 =======       =======

   Amounts Recognized in the Consolidated
     Balance Sheets Consist of:
       Accrued benefit liability................ $(1,495)      $  (633)
       Intangible asset.........................      93           139
       Accumulated other comprehensive loss,
         excluding the income tax effect........   2,549         1,722
                                                 -------       -------
   Net amount recognized........................ $ 1,147       $ 1,228
                                                 =======       =======

                                                      December 31,
                                                  2001            2000
                                                  ----            ----
   Weighted-average assumptions:
     Discount rate.............................. 6.00%            6.50%
     Expected return on plan assets............. 5.50%            6.00%

         If the additional minimum liability recorded exceeds the unrecognized prior service cost and the unrecognized net obligation at transition, that difference, an unrecognized net loss, is to be reported as a separate component of Stockholders' Equity. This unrecognized net loss is being amortized over future periods as a component of pension expense.

         The Company's Consolidated Statements of Operations included pension expense consisting of the following components (in thousands):

                                                Year Ended December 31,
                                             2001        2000        1999
                                             ----        ----        ----
   Components of net periodic benefit cost:
     Service cost. . . . . . . . . . .     $   15      $   14      $   16
     Interest cost . . . . . . . . . .        304         325         320
     Expected return on plan assets. .       (223)       (294)       (288)
     Amortization of prior service
       cost and transition obligation.         47          54          63
     Recognized actuarial loss . . . .        134          30          52
                                           ------      ------      ------
     Net pension expense . . . . . . .     $  277      $  129      $  163
                                           ======      ======      ======

         The accumulated benefit obligation exceeded the fair value of plan assets as of December 31, 2001 and 2000.

         The Company contributes to its defined contribution plan at the rate of 1% of each covered employee's compensation. The Company also contributes an additional amount equal to 50% of a covered employee's contribution to a maximum of 1% of compensation. Expenses of about $70,000, $70,000 and $71,000 for this plan were recorded in 2001, 2000 and 1999, respectively.


     Note 8.  COMMITMENTS AND CONTINGENCIES:

         In 1999 Ronson Aviation completed the installation of a new fueling facility and ceased use of most of its former underground storage tanks. The primary underground fuel storage tanks formerly used by Ronson Aviation were removed in 1999 as required by the NJDEP. Related contaminated soil was removed and remediated. In 2000 initial groundwater tests were completed. Ronson Aviation's environmental consultants have advised the Company that preliminary results of that testing indicate that no further actions should be required. The extent of groundwater contamination cannot be determined until final testing has been completed and accepted by the NJDEP. The Company intends to vigorously pursue its rights under the leasehold and under the statutory and regulatory requirements. Since the amount of additional costs, if any, and their ultimate allocation cannot be fully determined at this time, the effect on the Company's financial position or results of future operations cannot yet be determined, but management believes that the effect will not be material.

         The Company is involved in a State of New Jersey Gross Income Tax audit for the years ended December 31, 1997 through December 31, 2000. The total claimed by the State of New Jersey is $144,000, related to availability of net operating loss carryforwards from 1995. The Company has appealed the determination by the New Jersey Division of Taxation. Based on statements of the Company's counsel in the matter, management believes it has a strong case and that the Company will not be liable for the assessment. The Company has accrued the expected cost of defense in the matter.

         The Company is involved in various lawsuits and claims. While the amounts claimed may be substantial, the ultimate liability cannot now be determined because of the considerable uncertainties that exist. Therefore, it is possible that results of operations or liquidity in a particular period could be materially affected by certain contingencies. However, based on facts currently available including the insurance coverage that the Company has in place, management believes that the outcome of these lawsuits and claims will not have a material adverse effect on the Company's financial position.

         The Company has employment contracts with officers of the Company and its subsidiary. The contracts expire on December 31, 2004 and 2002, respectively. Base salaries in the years 2002, 2003 and 2004 are $778,822, $659,248 and $705,395, respectively. The contract with the officer of the Company also provides for additional compensation and benefits, including a death benefit equal to two years' salary.


     Note 9.  PREFERRED STOCK:

         Each share of 12% Cumulative Convertible Preferred Stock has a stated value of $0.01 per share and a liquidation preference of $1.75 per share ($61,000 at December 31, 2001, in the aggregate) plus accrued dividends. The shares are non-voting and have a right to cumulative dividends at the annual rate of $0.21 per share. The holders of the preferred shares may, at any time, convert each preferred share into one share of common stock unless the preferred shares were previously redeemed. The Company has the option to redeem all or part of the preferred stock at $2.25 per share plus accrued dividends.

         Dividends in arrears at December 31, 2001, totalled $1.9425 per share of preferred stock (thirty-seven quarters at $0.0525 per share per quarter), or approximately $68,000 in the aggregate.

         In 1998 the Company declared a dividend of one Preferred Stock Purchase Right ("Right") for each outstanding share of the Company's common stock. The Rights are not presently exercisable. Each Right entitles the holder, upon the occurrence of certain specified events, to purchase from the Company one one-thousandth of a share of Series A Preferred Stock at a purchase price of $20 per share. The Rights further provide that each Right will entitle the holder, upon the occurrence of certain other specified events, to purchase from the Company, common stock having a value of twice the exercise price of the Right and, upon the occurrence of certain other specified events, to purchase from another person into which the Company was merged or which acquired 50% or more of the Company's assets or earnings power, common stock of such other person having a value of twice the exercise price of the Right. The Rights may be generally redeemed by the Company at a price of $0.01 per Right. The Rights expire on October 27, 2008.


     Note 10.  STOCK OPTIONS:

         The Company has two incentive stock option plans which provide for the grant of options to purchase shares of the Company's common stock. The options may be granted to officers, directors and other key employees of the Company and its subsidiaries at not less than 100% of the fair market value on the date on which options are granted. On November 27, 2001, the stockholders approved the adoption of the Company's 2001 Incentive Stock Option Plan which provides for the grant of options for up to 125,000 shares of common stock. In August 1996 the stockholders approved the adoption of the Company's 1996 Incentive Stock Option Plan which provides for the grant of options for up to 100,000 shares of common stock. Options granted under the plans are exercisable after six months from the date of the grant and within five years of the grant date, at which time such options expire. All options are vested on the date of the grant.

         Pro forma information regarding earnings (loss) per common share is required by SFAS #123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for options granted in 2001, 2000 and 1999 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                  Year Ended December 31,
                                                2001       2000       1999
                                                ----       ----       ----

     Risk-free interest rate                    4.0%       5.0%       6.5%
     Dividend yield                               0%         0%         0%
     Volatility factor -
       expected market price of Company's
       common stock                              0.5        0.4        0.4
     Weighted average expected life
       of options                              5 years    5 years    5 years

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

         The Company's pro forma results of operations after adjustment for the estimated compensation expense under SFAS #123 were as follows (in thousands, except per share data):
                                                   Year Ended December 31,
                                                  2001       2000      1999
                                                  ----       ----      ----
   Pro forma Results of Operations:
     Earnings from continuing operations.....   $   510    $   433   $   276
     Loss from discontinued operations.......        --         --      (486)
                                                -------    -------   -------
     Net earnings (loss).....................   $   510    $   433   $  (210)
                                                =======    =======   =======

   Pro forma Earnings (Loss) per Common Share:
     Basic:
       Earnings from continuing operations...   $  0.15    $  0.13   $  0.08
       Loss from discontinued operations.....        --         --     (0.15)
                                                -------    -------   -------

       Net earnings (loss)...................   $  0.15    $  0.13   $ (0.07)
                                                =======    =======   =======

     Diluted:
       Earnings from continuing operations...   $  0.15    $  0.13   $  0.08
       Loss from discontinued operations.....        --         --     (0.15)
                                                -------    -------   -------

       Net earnings (loss)...................   $  0.15    $  0.13   $ (0.07)
                                                =======    =======   =======

         Pro forma Results of Operations in 2001, 2000 and 1999 have been adjusted to reflect pro forma increases in compensation expense of $21,000, $1,000 and $16,000, respectively, (net of taxes) due to issuance of stock options.

         A summary of the Company's stock option activity and related information for the three years ended December 31, 2001, is as follows:

                                                Number of    Weighted Average
                                                 Options      Exercise Price
                                                ---------    ----------------

        Outstanding at December 31, 1998........  88,700         $ 2.80
          Granted...............................  23,800           2.51
          Expired...............................  (3,050)          2.88
                                                  ------

        Outstanding at December 31, 1999........ 109,450           2.74
          Granted...............................   2,500           2.17
          Exercised.............................  (5,500)          1.63
          Expired/Cancelled.....................  (2,250)          2.78
                                                  ------

        Outstanding at December 31, 2000........ 104,200           2.78
          Granted...............................  61,700           1.25
          Expired............................... (79,900)          2.86
                                                 -------

        Outstanding at December 31, 2001........  86,000           1.61
                                                  ======         ======

        Exercisable at December 31, 2001........  24,300         $ 2.50
                                                  ======         ======

        Weighted average fair value of options granted during the year for options on which the exercise price:
        Equals the market price on the grant date          $0.58
                                                           =====

        Exceeds the market price on the grant date         $0.55
                                                           =====

         Exercise prices for options outstanding as of December 31, 2001, ranged as follows: 61,700 options from $1.21 to $1.33 per share, 1,000 options at $2.17 per share, and 23,300 options from $2.44 to $2.68 per share. The weighted average contractual life of those options was 4.07 years.


     Note 11.  STATEMENTS OF CASH FLOWS:

         Certificates of deposit that have a maturity of less than 90 days are considered cash equivalents for purposes of the accompanying Consolidated Statements of Cash Flows.

         Supplemental disclosures of cash flow information are as follows (in thousands):

                                                  Year Ended December 31,
                                                 2001      2000     1999
                                                 ----      ----     ----

        Cash Payments for:
          Interest.  .  .  .  .  .  .  .  .  .  $ 492     $ 705    $ 633
          Income taxes. .  .  .  .  .  .  .  .     27         8       71

        Financing & Investing Activities
          Not Affecting Cash:
          Capital lease obligations incurred .     --        72       65
          Issuance of 25,628 shares of common
            stock for services.  .  .  .  .  .     --        65       --

         In 2001 charter aircraft with a book value of $1,490,000 were transferred from fixed assets to inventory. The aircraft were later sold.

     Note 12.  INDUSTRY SEGMENTS INFORMATION:

         The Company has two reportable segments: consumer products and aviation services. The Company's reportable segments are strategic business units that offer different products and services.

         The consumer products segment produces packaged fuels, flints, refillable lighters and ignitors, a penetrant spray lubricant, a spot remover, and a surface protectant, which are distributed through distributors, food brokers, mass merchandisers, drug chains, convenience stores, and automotive and hardware representatives. Ronson Consumer Products is a principal supplier of packaged flints and lighter fuels in the United States and Canada.

         The aviation services segment represents the chartering, servicing and sales of fixed wing aircraft and servicing of helicopters. Aircraft are sold through Company sales personnel. Ronson Aviation provides a wide range of general aviation services to the general public and to government agencies located in the vicinity of its facilities in Trenton, New Jersey.

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from continuing operations before intercompany charges and income taxes.

 Financial information by industry segment is summarized below (in thousands):


                                                 Year Ended December 31,
                                            2001          2000           1999
                                            ----          ----           ----
Net sales:
  Consumer Products ...............      $ 16,024       $ 16,081       $ 16,096
  Aviation Services ...............        12,996         11,927          8,600
                                         --------       --------       --------
    Consolidated ..................      $ 29,020       $ 28,008       $ 24,696
                                         ========       ========       ========
Earnings (loss) before
  interest, other items
  and intercompany charges:
  Consumer Products ...............      $  1,952       $  1,967       $  2,557
  Aviation Services ...............         1,518            928            398
                                         --------       --------       --------
  Total Reportable Segments .......         3,470          2,895          2,955
  Corporate and others ............        (1,737)        (1,447)        (1,570)
  Non-recurring
    income (charges) ..............          (232)           110           (187)
                                         --------       --------       --------
    Consolidated ..................      $  1,501       $  1,558       $  1,198
                                         ========       ========       ========
Interest expense:
  Consumer Products ...............      $    172       $    249       $    206
  Aviation Services ...............           198            329            319
                                         --------       --------       --------
  Total Reportable Segments .......           370            578            525
  Corporate and others ............           163            151            139
                                         --------       --------       --------
    Consolidated ..................      $    533       $    729       $    664
                                         ========       ========       ========
Depreciation and
  amortization:
  Consumer Products ...............      $    259       $    252       $    236
  Aviation Services ...............           428            396            327
                                         --------       --------       --------
  Total Reportable Segments .......           687            648            563
  Corporate and others ............            39             35             19
                                         --------       --------       --------
    Consolidated ..................      $    726       $    683       $    582
                                         ========       ========       ========
Earnings (loss) from
  continuing operations
  before intercompany
  charges and  taxes:
  Consumer Products ...............      $  1,755       $  1,696       $  2,326
  Aviation Services ...............         1,316            587             52
                                         --------       --------       --------
  Total Reportable Segments .......         3,071          2,283          2,378
  Corporate and others ............        (1,983)        (1,715)        (1,801)
  Non-recurring
    income (charges) ..............          (232)           110           (187)
                                         --------       --------       --------
    Consolidated ..................      $    856       $    678       $    390
                                         ========       ========       ========
Segment assets:
  Consumer Products ...............      $  4,660       $  5,428       $  5,515
  Aviation Services ...............         4,793          5,803          7,806
                                         --------       --------       --------
  Total Reportable Segments .......         9,453         11,231         13,321
  Corporate and others ............         1,391          1,048          1,034
  Discontinued operations .........         1,783          2,913          2,373
                                         --------       --------       --------
    Consolidated ..................      $ 12,627       $ 15,192       $ 16,728
                                         ========       ========       ========
Segment expenditures for
  long-lived assets:
  Consumer Products ...............      $    151       $    258       $    159
  Aviation Services ...............           384            201            526
                                         --------       --------       --------
  Total Reportable Segments .......           535            459            685
  Corporate and others ............             3             10             31
                                         --------       --------       --------
    Consolidated ..................      $    538       $    469       $    716
                                         ========       ========       ========

     Geographic Information regarding the Company's net sales and long-lived assets was as follows (in thousands):

                                             Year Ended December 31,
                                          2001         2000        1999
                                          ----         ----        ----
   Net Sales (1):

   United States.....................  $ 27,125      $ 26,233    $ 23,232
   Canada............................     1,682         1,665       1,386
   Other foreign countries...........       213           110          78
                                       --------      --------    --------
                                       $ 29,020      $ 28,008    $ 24,696
                                       ========      ========    ========


                                                     December 31,
                                                2001            2000
                                                ----            ----
   Long-Lived Assets:

   United States............................  $  4,341      $  5,983
   Canada...................................        15            26
                                              --------      --------
                                              $  4,356      $  6,009
                                              ========      ========

     (1)  Net sales are attributed to countries based on location of customer.

         The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers.

         For the year ended December 31, 2001, no customer accounted for more than 10% of Consolidated Net Sales or Consolidated Accounts Receivable. For the years ended December 31, 2000 and 1999, net sales which amounted to approximately $2,832,000 and $3,176,000, respectively, of Consolidated Net Sales were made by Ronson Consumer Products to various units of one customer. As of December 31, 2000, accounts receivable from that customer amounted to approximately 12% of Consolidated Accounts Receivable. No other customer accounted for more than 10% of Consolidated Net Sales or Consolidated Accounts Receivable for the years ended December 31, 2000 and 1999.


     Note 13.  COMPREHENSIVE INCOME:

         Comprehensive Income is the change in equity during a period from transactions and other events from nonowner sources. The Company is required to classify items of other comprehensive income in financial statements and to display the accumulated balance of other comprehensive income (loss) separately in the equity section of the Consolidated Balance Sheets.

         Changes in the components of Other Comprehensive Income (Loss) and in Accumulated Other Comprehensive Loss for 2001, 2000, and 1999 were as follows (in thousands):

                       Foreign Currency   Minimum Pension   Accumulated Other
                         Translation         Liability        Comprehensive
                        Adjustment (1)      Adjustment(2)          Loss
                        --------------      -------------          ----
     Balance at
     December 31, 1998....   $  (58)          $  (594)           $  (652)
     Change during 1999...        9               124                133
                             ------           -------            -------
     Balance at
     December 31, 1999....      (49)             (470)              (519)
     Change during 2000...       (9)             (565)              (574)
                             ------           -------            -------
     Balance at
     December 31, 2000....      (58)           (1,035)            (1,093)
     Change during 2001...      (12)             (497)              (509)
                             ------           -------            -------

     Balance at
     December 31, 2001....   $  (70)          $(1,532)           $(1,602)
                             ======           =======            =======

     (1) The foreign currency translation adjustment component of Accumulated Other Comprehensive Loss is presented above net of related tax benefits of $47,000, $39,000, $32,000 and $38,000 as of December 31,
          2001, 2000, 1999 and 1998, respectively. For the years ended December 31, 2001, 2000 and 1999, the changes in the foreign currency translation component are presented above net of related tax provisions (benefits) of $(8,000), $(7,000) and $6,000, respectively. In the years 2001 and 2000, the income tax benefits were reclassified, resulting in increased deferred tax assets and reduced Accumulated Other Comprehensive Loss by the above $47,000 and $39,000, respectively.

     (2) The minimum pension liability component of Accumulated Other Comprehensive Loss is presented above net of related tax benefits of $1,019,000, $688,000, $312,000 and $396,000 as of December 31, 2001,
          2000, 1999 and 1998, respectively. For the years ended December 31, 2001, 2000 and 1999, the changes in the minimum pension liability component are presented above net of related tax provisions (benefits) of $(331,000), $(376,000) and $84,000, respectively.


     Note 14.  CONCENTRATIONS:

         During 2001 and at year-end the Company's subsidiaries had cash deposits in a bank in excess of FDIC insured limits. The Company periodically reviews the financial condition of the bank to minimize its exposure.

         Ronson Consumer Products currently purchases lighter products from manufacturers in Spain and Peoples Republic of China. Since there are a number of sources of similar lighter products, management believes that other suppliers could provide lighters on comparable terms. A change of suppliers, however, might cause a delay in delivery of the Company's lighter products and, possibly, a short-term loss in sales which could have a short-term adverse effect on operating results.


     Note 15.  RELATED PARTY TRANSACTIONS:

         In October 1998 the Company entered into a consulting agreement with Mr. Carl W. Dinger III, a greater than 5% shareholder of the Company. The agreement provided that Mr. Dinger perform certain consulting services for the Company for a period of 18 months expiring on April 7, 2000. On March 6, 2000, the Company and Mr. Dinger entered into a new consulting agreement to be effective upon the expiration date of the original agreement. The new agreement provides that Mr. Dinger will continue to perform consulting services for the Company for a period of 48 months at a fee of $7,000 per month. During the years ended December 31, 2001, 2000 and 1999, Mr. Dinger was compensated $84,000, $76,500, and $54,000, respectively, under the agreements.

         In October 1998 Mr. Dinger granted an option to the Company to purchase the 186,166 shares of the Company's common stock held by Mr. Dinger. The option was for a period of 18 months expiring on April 7, 2000, and the exercise price of the option was $5.25 per share. On March 6, 2000, Mr. Dinger granted a new option to the Company, to purchase the 413,666 shares of the Company's common stock now held by Mr. Dinger. The option is for a period of 48 months. The exercise price of the option is $5.25 per share for the first two years, and the option price in the second two year period is $7.50 per share. The cost of the option is $4,000 per month for the period of the option or until exercised. As part of the new option agreement, Mr. Dinger has granted the Board of Directors of the Company an irrevocable proxy to vote the optioned shares during the term of the option. In March 2000 Mr. Dinger purchased 227,500 shares of newly issued restricted common stock of the Company at the price of $2.50 per share. The Company incurred costs for the option of $48,000, $52,500, and $66,000 during the years ended December 31, 2001, 2000 and 1999, respectively, which were charged to Additional Paid-in Capital.

         The Company incurred costs for consulting services under agreements with two directors of the Company of $133,000, $124,000, and $123,000 in the years ended December 31, 2001, 2000 and 1999, respectively. The Company incurred costs of $26,000, $41,000, and $64,000 in the years ended December 31, 2001, 2000 and 1999, respectively, for legal fees to a firm having a member who is also a director and an officer of the Company, with these fees primarily related to the Prometcor environmental matters.


     Note 16.  SUBSEQUENT EVENTS:

         On March 6, 2002, the Company reached a settlement with the last remaining insurance company in the matter seeking recovery of environmental and remediation costs. (Refer to Note 2 above.) This last settlement was in the total amount of $600,000. After related costs, the Company expects to recognize Income From Discontinued Operations in the first quarter of 2002 of $285,000 before income taxes and $170,000 after income taxes due to this settlement.

         On March 14, 2002, the Company's Board of Directors declared a cash dividend on the Company's 12% Cumulative Convertible Preferred Stock in the amount of $2.0475 per preferred share, payable on April 15, 2002. The cash dividend declared represents payment of 39 quarters of preferred dividends at $0.0525 per quarter per preferred share, in the aggregate amount of approximately $71,000, and the cash dividend payment will bring all preferred dividends current through April 15, 2002.

         On March 14, 2002, the Company's Board of Directors declared a 5% stock dividend on the Company's outstanding common stock payable on April 15, 2002.

                      FORM 10-K -- ITEM 14 (a)(2) and (d)
              RONSON CORPORATION AND ITS WHOLLY OWNED SUBSIDIARIES
                     LIST OF FINANCIAL STATEMENT SCHEDULES

                   Schedule I Condensed Financial Information
                                   of Company

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


     The Board of Directors
     Ronson Corporation:

     Under date of February 25, 2002, we reported on the consolidated balance sheets of Ronson Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, and cash flows for each of the years in the three year period ended December 31, 2001 as contained in the annual report on Form 10-K for the year 2001. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

     In our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth herein.




     DEMETRIUS & COMPANY, L.L.C.

     Wayne, New Jersey
     February 25, 2002, except for Note G, which is dated March 14, 2002

      SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           RONSON CORPORATION
--------------------------------------------------------------------------------

                            CONDENSED BALANCE SHEETS
                             (dollars in thousands)
                                                           DECEMBER 31,
                                                          ------------
                           ASSETS                       2001        2000
                           ------                       ----        ----

CURRENT ASSETS:
Cash                                                 $     --    $     --
Other current assets                                      246         287
                                                     --------    --------
     Total Current Assets                                 246         287

Property, plant, and equipment                            249         246
Less accumulated depreciation and amortization            226         207
                                                     --------    --------
                                                           23          39
Other assets                                            4,794       4,014
                                                     --------    --------
TOTAL ASSETS                                         $  5,063    $  4,340
                                                     ========    ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------

CURRENT LIABILITIES:
Current portion of lease obligations                 $      5    $      4
Accounts payable                                           85         132
Other current liabilities                                 439         451
                                                     --------    --------
     Total Current Liabilities                            529         587

Long-term lease obligations                                10          15
Pension obligation                                      1,652         840

Commitments and Contingencies

STOCKHOLDERS' EQUITY:
Preferred stock                                            --          --
Common stock                                            3,520       3,519
Additional paid-in capital                             29,221      29,270
Accumulated deficit                                   (26,671)    (27,202)
Accumulated other comprehensive deficit                (1,602)     (1,093)
                                                     --------    --------
                                                        4,468       4,494
Less cost of treasury shares:
     2001, 63,321 and 2000, 63,222  common shares       1,596       1,596
                                                     --------    --------
                                                        2,872       2,898
                                                     --------    --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $  5,063    $  4,340
                                                     ========    ========

The Notes to Consolidated Financial Statements of Ronson Corporation and its Wholly Owned Subsidiaries are an integral part of these statements. See accompanying Notes to Condensed Financial Information of Registrant.

      SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                             RONSON CORPORATION
--------------------------------------------------------------------------------


                       CONDENSED STATEMENTS OF OPERATIONS
                             (dollars in thousands)


                                                   YEAR ENDED DECEMBER 31,
                                                  2001      2000      1999
                                                  ----      ----      ----

Management administration (from wholly
    owned subsidiaries eliminated
    in consolidation)                           $ 2,370   $ 2,523    $ 1,872
                                                -------   -------    -------

Costs and expenses:
    General and administrative expenses           1,734     1,444      1,567
    Interest expense (includes inter-
      company interest expense of $113,
      $100 and $100 in 2001, 2000 and
      1999, respectively, eliminated in
      consolidation)                                162       150        139
    Non-operating expense - net                      83        89         92
                                                -------   -------    -------
                                                  1,979     1,683      1,798
                                                -------   -------    -------

EARNINGS BEFORE INCOME TAXES AND
    EQUITY IN NET EARNINGS (LOSS)
    OF SUBSIDIARIES                                 391       840         74

Income tax provisions                               106       286        231

Equity in net earnings (loss) of subsidiaries
    (includes loss from discontinued operations
    of $486 in 1999)                                246      (120)       (37)
                                                -------   -------    -------

NET EARNINGS (LOSS)                             $   531   $   434    $  (194)
                                                =======   =======    =======

The Notes to Consolidated Financial Statements of Ronson Corporation and its Wholly Owned Subsidiaries are an integral part of these statements.See accompanying Notes to Condensed Financial Information of Registrant.

        SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                             RONSON CORPORATION
--------------------------------------------------------------------------------
                       CONDENSED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)
                                                      YEAR ENDED DECEMBER 31,
                                                      2001     2000     1999
                                                      ----     ----     ----
Cash Flows from Operating Activities:
Net earnings (loss)                                  $ 531    $ 434    $(194)
Adjustments to reconcile net earnings
  (loss) to net cash provided by (used in)
  operating activities:
  Equity in net (earnings) loss
    of subsidiaries                                   (246)     120       37
  Depreciation and amortization                         19       21       17
  Deferred income tax expenses (benefits)              (30)      (4)     199
  Increase (decrease) in cash from changes in
    current assets and current liabilities             (13)    (199)       5
  Increase (decrease) in net advances from
    subsidiaries                                      (272)    (989)      55
  Net change in pension-related accounts                65       72       (6)
  Other                                                  1       37      (40)
                                                     -----    -----    -----
     Net cash provided by (used in)
        operating activities                            55     (508)      73
                                                     -----    -----    -----

Cash Flows from Investing Activities:
     Net cash used in investing activities,
        capital expenditures                            (3)     (10)      (7)
                                                     -----    -----    -----

Cash Flows from Financing Activities:
  Issuance of common stock                              --      576       --
  Payments of leases                                    (4)      (5)      --
  Other                                                (48)     (53)     (66)
                                                     -----    -----    -----
     Net cash provided by (used in)
        financing activities                           (52)     518      (66)
                                                     -----    -----    -----
Net increase in cash                                    --       --       --

Cash at beginning of year                               --       --       --
                                                     -----    -----    -----

Cash at end of year                                  $  --    $  --    $  --
                                                     =====    =====    =====

The Notes to Consolidated Financial Statements of Ronson Corporation and its Wholly Owned Subsidiaries are an integral part of these statements.See accompanying Notes to Condensed Financial Information of Registrant.

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                               RONSON CORPORATION
           ----------------------------------------------------------

    NOTES TO CONDENSED FINANCIAL STATEMENTS

    NOTE A: Condensed Financial Statements.

         The accompanying financial statements should be read in conjunction with the consolidated financial statements of the Registrant, Ronson Corporation (the "Company") and its subsidiaries included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

         The Company's wholly owned subsidiaries in the condensed financial statements are accounted for by the equity method of accounting.

         The Company has authorized 5,000,000 shares of preferred stock with no par value. Outstanding shares of 12% Cumulative Convertible Preferred Stock were 34,875 and 35,918 at December 31, 2001 and 2000, respectively. (Refer to Notes F and G below.)

         The Company has authorized 11,848,106 shares of common stock with a par value of $1.00, of which 3,456,457 and 3,455,513 were outstanding at December 31, 2001 and 2000, respectively. (Refer to Note G below.)


    NOTE B: Other Assets.

                                                       December 31,
                                                      (in thousands)

                                                      2001    2000
                                                      ----    ----

            Investment in subsidiaries              $2,787  $2,488
            Deferred income tax assets, net            868     535
            Intangible pension assets                   27      53
            Net advances to subsidiaries               918     740
            Other                                      194     198
                                                    ------  ------
                                                    $4,794  $4,014
                                                    ======  ======

         Investment in subsidiaries was eliminated in consolidation.
    The Company is amortizing the intangible pension assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") #87, "Employers' Accounting for Pensions". The net advances from subsidiaries of $918,000 and $740,000 at December 31, 2001 and 2000, respectively, were eliminated in consolidation.


     NOTE C: Unrecognized Net Loss on Pension Plans.

         SFAS #87 requires that if the additional minimum liability recorded exceeds unrecognized prior service cost and the unrecognized net obligation at transition, that difference, an unrecognized net loss, is to be reported, net of tax, as a separate component of Stockholders' Equity. This unrecognized net loss is being amortized over future periods as a component of pension expense.

     NOTE D: Income Taxes.

         The Company and its domestic subsidiaries have elected to allocate consolidated federal income taxes on the separate return method. Under this method of allocation, income tax expenses (benefits) are allocated to the Company and each subsidiary based on its taxable income (loss) and net operating loss carryforward.

         In accordance with SFAS #109, "Accounting for Income Taxes" the Company is to record a deferred income tax asset for net operating loss and credit carryforwards when the ultimate realization is more likely than not. In 2001, 2000 and 1999, the Company and its subsidiaries recorded the expenses (benefits) of net deferred income tax assets of $320,000, $236,000 and $(224,000), respectively, of which $(30,000), $(4,000) and $199,000, respectively, were allocated to the Company.


     NOTE E: Statement of Cash Flows.

         Certificates of deposit that have a maturity of less than 90 days are considered cash equivalents for purposes of the accompanying Condensed Statements of Cash Flows.


     NOTE F: Preferred Stock.

         Dividends in arrears at December 31, 2001, totalled $1.9425 per share of preferred stock (thirty-seven quarters at $0.0525 per share per quarter), or approximately $68,000 in the aggregate.


    NOTE G:  Subsequent Event.

         On March 14, 2002, the Company's Board of Directors declared a cash dividend on the Company's 12% Cumulative Convertible Preferred Stock in the amount of $2.0475 per preferred share, payable on April 15, 2002. The cash dividend declared represents payment of 39 quarters of preferred dividends at $0.0525 per quarter per preferred share, in the aggregate amount of approximately $71,000, and the cash dividend payment will bring all preferred dividends current through April 15, 2002.

         On March 14, 2002, the Company's Board of Directors declared a
    5% stock dividend on the Company's outstanding common stock payable on April 15, 2002.